EXECUTION COPY





         	________________________________________________

            	CONCENTRATE PURCHASE AND SALES AGREEMENT

                             	BETWEEN

                	P.T. FREEPORT INDONESIA COMPANY

                               	AND

                        	P.T. SMELTING CO.

        	________________________________________________

                       	CONTRACT NO. 98-1

                        TABLE OF CONTENTS

		                                                             				 Page
ARTICLE 1                                                            	3

Definitions and Interpretation                                       	3
1.1	Definitions                                                      	3
1.2	Interpretation                                                   	3

ARTICLE 2                                                            	3

Product                                                              	3
2.1	Expected Analysis	                                                3
2.2	Product Review	                                                   5
2.3	Non-Conforming Concentrates	                                      6
(a)	Excess Impurities	                                                6
(1) First Ten Contract Years	                                         6
(2) Subsequent Contract Years	                                        7
(b)	Adjustments to Smelting and Refining Charges Due
to Copper, Gold and Silver Outside Specified Range                  	10
(c)	Deviation of the Copper Content of the
Concentrates	                                                        10
2.4	Shipping Code	                                                   12
2.5	Moisture	                                                        12
2.6	Title	                                                           12
2.7	Implied Warranty Disclaimer	                                     12

ARTICLE 3                                                           	12

Quantity	                                                            12
3.1	Obligations to Purchase and Sell Contractual Tonnage
and Initial Inventory Period Tonnage	                                12
3.2	Process for Determination of Contractual Tonnage Figure         	13
A.  The Rolling Five Year Concentrates Requirements
Forecast and the One Year in Advance Forecasted
Quantity Requirement                                                	13
B.  Annual Shipping Schedule Quantity	                               16
C.  Contractual Tonnage Declarations	                                16
D.  Contractual Tonnage Cap                                         	17
3.3	Inventory Allowance	                                             18
3.4	Buyer's Inability to Receive Concentrates                       	18
3.5	Seller's Inability to Deliver Concentrates	                      22
3.6	Additional Quantities	                                           23
3.7	Contract Year to Contract Year Adjustments	                      23
(a)	Advance Shipment	                                                23
(b)	Delayed Shipment	                                                24
3.8	Seller's Qualified Right to Vary Quantity for Remainder
of Year	                                                             24
3.9	Reduction of Contractual Tonnage due to Reduction of
Seller's Ability to Produce	                                         24
3.10	Adjustments Resulting From Quality-Related Reductions
of the Contractual Tonnage Figure	                                   25
3.11	Simplification of Determination of Contractual Tonnage
Figure in the Event of Reduction of Contractual Tonnage             	26

ARTICLE 4	                                                           26

Term and Termination	                                                26
4.1	Term of Agreement; Conditions Precedent	                         26
4.2	Termination Prior to Mechanical Completion Due to Delay
or Inactivity	                                                       27

ARTICLE 5	                                                           28

Delivery of Concentrates	                                            28
5.1	Delivery CIF Port of Discharge	                                  28
5.2	Discharging Berth	                                               28
5.3	Rate of Discharge	                                               28
5.4	Notice of Readiness	                                             29
5.5	Lay Time	                                                        29
5.6	Demurrage and Dispatch	                                          30
(a)	Bulk Carriers	                                                   30
(b)	Hopper Barges	                                                   30
(c)	Payment	                                                         31
5.7	Vessel Characteristics	                                          31
(a)	Bulk Carriers	                                                   31
(b)	Hopper Barges and SPV's	                                         32
(c)	Vessel Requirements of General Applicability	                    32
5.8	Overtime	                                                        32
5.9	Port Charges	                                                    33
5.10	Title and Risk of Loss	                                         33
5.11	Alternate Port	                                                 33
5.12	Stevedore Damages	                                              33
5.13	Jetty Damages	                                                  34
5.14	Use of Bulk Carrier's Discharging Gear	                         34


ARTICLE 6	                                                           34

Scheduling and Shipments	                                            34
6.1	Initial Inventory Period	                                        34
6.2	First Contract Year	                                             34
6.3	Second Contract Year	                                            35
6.4	Third Contract Year                                             	36
6.5	Fourth and Subsequent Contract Years	                            37
6.6	General	                                                         38
6.7	Buyer's Shipping Instructions and Documentation, Vessel
Information and Further Shipment Confirmation	                       38

ARTICLE 7                                                           	38

Insurance	                                                           38
7.1	Insured Value	                                                   39
7.2	Insurance Coverage	                                              39
7.3	Claims	                                                          39
7.4	Insolvency Exclusion Clause	                                     39
7.5	Seller's Assistance	                                             39
7.6	War Risk Premiums	                                               40

ARTICLE 8	                                                           40

Price	                                                               40
8.1	Payable Copper	                                                  40
8.2	Payable Gold	                                                    40
8.3	Payable Silver	                                                  40
8.4	Quotational Period	                                              41
8.5	Determination of Price	                                          41
8.6	Copper Price	                                                    41
8.7	Gold Price	                                                      41
8.8	Silver Price	                                                    41
8.9	Conversion to Dollars	                                           41
8.10	Alternate Pricing	                                              42
(a)	Pricing Basis No Longer Published or No Longer
Representative	                                                      42
(b)	Interim Invoicing	                                               42
(c)	Referral to Referees	                                            42

ARTICLE 9	                                                           43

Deductions for Smelting and Refining Charges and for Impurities	     43
9.1	Smelting and Refining Charges for Part A Tonnage	                43
(i)	Initial Negotiation	                                             43
(ii) Subsequent Negotiations	                                        46
(iii) Agreements Required if Permanent Holiday
Reduction Effected	                                                  48
9.2	Smelting and Refining Charges for Part B Tonnage	                49
(i)  Smelting Charge, Payable Copper Refining Charge
and Price Participation Terms for Part B Tonnage	                    49
(a)	Determination on Basis of Weighted Average of
Eligible Reference Contracts	                                        49
(b)	Selection of Auditor	                                            50
(c)	Determination of Eligibility for Designated
Reference Contracts	                                                 50
(d)	Calculation of Weighted Average Figures for
Each Party's Eligible Reference Contracts	                           53
(e)	Calculation of Weighted Average Figures for
the Ertsberg Concentrate Agreement and MMC
Concentrate Agreement.  	                                            54
(f)	The Auditor's Preliminary and Final
Determinations	                                                      55
(g)	Effect of Final Report and Retroactive
Adjustment	                                                          56
(h)	Interim Terms Governing the Period Prior to
Final Report Issuance	                                               56
(ii) 	Payable Gold and Payable Silver Refining
Charges for Part B Tonnage                                          	56
9.3	Minimum Smelting and Refining Charges; Possible
Recoupment of Lost Revenues	                                         57
9.4	Deductions for Impurities	                                       58
9.5	Exclusive Remedy	                                                59
9.6	General Provisions Applicable to Smelting and Refining
Charges	                                                             59
9.7	Special Provisions Applicable to Concentrates with
Copper, Gold and/or Silver Outside the Five-Year
Expected Analysis	                                                   60

ARTICLE 10	                                                          61

Periodic Review of Commercial Terms	                                 61
10.1	Provision Governing Part A Tonnage Smelting and
Refining Charges and Minimum Smelting and Refining
Charges	                                                             61
10.2	Periodic Review of Certain Commercial Terms	                    61

ARTICLE 11	                                                          62

Payments	                                                            62
11.1	Manner of Payment	                                              62
11.2	Provisional Price	                                              63
11.3	Provisional Payment	                                            63
11.4	Final Payment	                                                  64
11.5	Final Price Determination in the Event of Loss	                 64
11.6	Interest	                                                       65

ARTICLE 12	                                                          65

Weighing, Sampling and Determination of Moisture	                    65
12.1	General Procedures	                                             65
12.2	Determination of Dry Weight	                                    66
12.3	Sample Lots	                                                    66
12.4	Number and Handling of Samples	                                 66
12.5	Composite Samples	                                              66

ARTICLE 13	                                                          66

Assay	                                                               66
13.1	Method for Determining Final Analysis.	                         66
13.2	Determination of Final Analysis if Shipment Diverted           	67
13.3	Designation of Umpire	                                          67
13.4	Determination of Final Analysis Using Umpire's Assay	           67
13.5	Analysis of Composite Samples for Impurities	                   67

ARTICLE 14	                                                          68

Taxes	                                                               68
14.1	Value Added Tax	                                                68
14.2	Payment of Value Added Tax	                                     68

ARTICLE 15	                                                          68

Exemption from Liability and Obligation	                             68

ARTICLE 16	                                                          70

Relief from Economic Hardship	                                       70
16.1	Consultation in the Event of Hardship	                          70
16.2	Limitations on Right to Request Consultation	                   70

ARTICLE 17	                                                          70

Notices	                                                             70

ARTICLE 18	                                                          71

Assignment	                                                          71
18.1	Binding Effect	                                                 71
18.2	Seller's Assignment to the Trustee                             	71
18.3	Buyer's Assignment to a Trustee	                                72
18.4	Other Assignments	                                              72

ARTICLE 19	                                                          73

Referees	                                                            73
19.1	General	                                                        73
19.2	Selection of Referees	                                          73
19.3	Proceedings	                                                    73
19.4	The Decision	                                                   74

ARTICLE 20	                                                          74

Arbitration	                                                         74
20.1	Amicable Settlement	                                            74
20.2	Arbitration Rules	                                              74
20.3	Arbitrators	                                                    75
20.4	Arbitration Award	                                              75
20.5	Award to be Final and Conclusive	                               76
20.6	Performance of Obligations Pending Decision	                    76
20.7	Waiver of Right to Terminate Board of Arbitration	              76

ARTICLE 21	                                                          76

Governing Law	                                                       76

ARTICLE 22	                                                          77

Force Majeure	                                                       77
22.1	Definition	                                                     77
22.2	Effect of Force Majeure	                                        77
22.3	Parties to Use Reasonable Efforts	                              78

ARTICLE 23	                                                          79

Default	                                                             79
23.1	Events of Default	                                              79
23.2	Notice of Default	                                              79
23.3	Liability for Default	                                          79

ARTICLE 24	                                                          79

Non-Waiver of Defaults	                                              79

ARTICLE 25	                                                          80

Miscellaneous	                                                       80
25.1	Opinion of Buyer's Counsel	                                     80
25.2	Opinion of Seller's Counsel	                                    80
25.3	Entire Agreement	                                               81
25.4	Counterparts	                                                   81
25.5	Headings	                                                       81
25.6	Publication of Articles	                                        81


	LIST OF APPENDICES


Appendix "A"	Definitions

Appendix "B"	Sample Calculation of MMC's
	Receipt of 13% Simple Return

Appendix "C" Price Participation Weighted
	Average Calculation - Example

Appendix "D"	Price Participation - Weighted
	Average Base - Part B


	CONCENTRATE PURCHASE AND SALES AGREEMENT

AGREEMENT, effective as of  December 11, 1996 between P.T.
FREEPORT INDONESIA COMPANY, an Indonesian limited liability company which is also domesticated in Delaware, U.S.A. ("Seller"), and P.T. SMELTING CO., an Indonesian limited liability company ("Buyer"). WHEREAS, Seller operates copper mines in Indonesia pursuant to the December 30, 1991 Contract of Work between Seller and the Government, and any subsequent modifications, supplements or amendments thereto (the "COW") which grants mining rights in a specified geographic area within the Province of Irian Jaya (the "Contract Area") to Seller until the year 2021 with two ten-year extension periods permitted under certain circumstances;
WHEREAS, in furtherance of Seller's obligation under the COW to build, or cause to be built, a copper smelter and refinery in Indonesia under certain circumstances, Seller has, in concert with others and independently, studied the feasibility of the development, construction, ownership and operation of a 200,000 metric ton per annum copper smelter and refinery to be located at Gresik, East Java, Indonesia (the "Project");
WHEREAS, at a meeting between Freeport-McMoRan Copper & Gold
Inc., a company organized and existing under the laws of Delaware, U.S.A. and the parent company of Seller ("FCX") and Mitsubishi Materials Corporation, a company organized and existing under the laws of Japan ("MMC") on September 19, 1994, FCX solicited MMC to construct, own and operate the Project with Seller and Fluor Daniel Wright Ltd., a company organized and existing under the laws of British Columbia, Canada ("FLUOR"), and thereafter FCX, Seller and MMC had several meetings to discuss the concept of a joint venture to proceed with the Project;
WHEREAS, MMC, FCX and FLUOR, each having decided to participate in the Project subject to certain terms and conditions, executed an Agreement in Principle, dated as of January 6, 1995 (the "AIP");
WHEREAS, following execution of the AIP FCX assigned its interest thereunder to Seller and FLUOR assigned its interest thereunder to Fluor Daniel Engineers & Constructors, Ltd., a company organized and existing under the laws of the State of California ("FDEC");

WHEREAS, following execution of the AIP Seller, MMC and FDEC have executed a Project Planning Agreement, dated as of May 12, 1995 (the "Project Planning Agreement") which supersedes and replaces the AIP as to the subject matter of such Project Planning Agreement;
WHEREAS, among other things, the Project Planning Agreement provides that the Project will be operated using only Concentrates as feed material and in this connection:
(a)	Seller is agreeable to selling a quantity of
Concentrates equal to one hundred percent (100%) of the copper concentrates required by Buyer for the Project for so long as Seller's mining and milling activities shall be operating at an annual rate sufficient to produce such quantity of Concentrates, in respect of which Seller shall grant the first and exclusive priority to Buyer for the delivery of Concentrates produced by Seller; and
(b)	Subject to the required approval by the Government of
Indonesia (which approval Seller shall seek to procure), Seller is agreeable to selling Concentrates to Buyer and Buyer is agreeable to buying Concentrates from Seller, on a basis which is fair, reasonable and reflective of then current market conditions, and which incorporates the terms and conditions specified in the Project Planning Agreement for this Agreement;
WHEREAS, following execution of the Project Planning Agreement
FDEC assigned its interest thereunder to Fluor Daniel Asia, Inc., a company organized and existing under the laws of the State of California ("FDA");
WHEREAS, in furtherance of the objectives set forth and agreed in the AIP and the Project Planning Agreement, MMC, Seller and FDA entered into a Joint Venture and Shareholders Agreement dated as of October 25, 1995 as amended by instrument dated May 24, 1996 (the "Shareholders Agreement"), which Shareholders Agreement provides, among other things, for the incorporation and management of P.T. Smelting Co. as an Indonesian limited liability company for the development, construction, ownership and operation of the Project, and which amendment provides, among other things, for the withdrawal of FDA from the Project; and

WHEREAS, under the Project Planning Agreement and the Shareholders Agreement, the execution by Seller and Buyer of this Agreement is a condition precedent to the implementation and operation of the Project in accordance with those agreements; and Seller and Buyer desire to enter into this Agreement in order to satisfy that condition and proceed to implement the Project.
NOW, THEREFORE, Seller agrees to sell and deliver, and Buyer agrees to purchase, pay for and accept delivery of, copper concentrates on the terms and conditions hereinafter set forth.

                       	ARTICLE 1
            	Definitions and Interpretation
1.1	Definitions.  Unless the context otherwise requires,
all capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in Appendix "A" hereto.
1.2	Interpretation.  Unless the context otherwise requires,
words importing the singular number shall include the plural and vice versa; the headings are for convenience only and shall not affect the construction hereof, and references herein to any enactment shall be deemed to include such enactment as reenacted, amended or extended.

                         	ARTICLE 2
                          	Product
 	2.1	Expected Analysis.  Seller expects that for the first
five (5) Contract Years of the term of this Agreement the
Concentrates will assay, as an average for each calendar month and Contract Year, on a dry basis, within the following ranges:
Cu	-	26% to 38%
Au	-	15 grams to 38 grams per DMT
Ag	-	35 grams to 90 grams per DMT
Al	-	0.5% to 1.7%
As	-	0.01% - 0.15%
Bi	-	0.002% - 0.02%
Ca	-	0.12855%-0.85%
Co	-	less than 0.02%
Cd	-	0.002% - 0.01%
Cl	-	0.005% - 0.02%
F	-	0.005% - 0.035%
Fe	-	18% - 26%
Hg	-	0.1 - 0.6 g/t
Mg	-	0.1% - .3%
Mo	-	0.01% - 0.03%
Ni	-	less than 0.005%
Pb	-	0.01% - 0.1%
S	-	26% - 36%
Sb	-	0.001% - 0.008%
Se	-	.01% - 0.03%
SiO2	-	3.0% - 10.0%
Te	-	0.001% - 0.02%
Zn	-	0.15% - 0.8%


Seller expects that for the second five (5) Contract Years of the term of this Agreement the Concentrates will assay, as an average for each calendar month and Contract Year, on a dry basis, within the following ranges:

Cu	-	26% to 46%
Au	-	9 grams to 38 grams per DMT
Ag	-	35 grams to 200 grams per DMT
Al	-	0.3% to 1.7%
As	-	0.01% - 0.15%
Bi	-	0.002% - 0.05%
Ca	-	0.15%-4%
Co	-	less than 0.020%
Cd	-	0.001% - 0.01%
Cl	-	less than 0.02%
F	-	0.005% - 0.04%
Fe	-	13% - 27%
Hg	-	not more than 1 ppm
Mg	-	0.1% - 1%
Mo	-	0.01% - 0.04%
Ni	-	less than 0.008%
Pb	-	0.01% - 0.3%
S	-	25% - 36%
Sb	-	0.001% - 0.005%
Se	-	.02% - 0.05%
SiO2	-	2.0% - 12.0%
Te	-	0.001% - 0.02%
Zn	-	0.15% - 2.0%

Seller expects that the Concentrates will be free from
deleterious impurities that would prevent the Concentrates from being treated with processes normally and customarily employed by major copper smelters. As Seller acquires additional knowledge or information regarding the chemical and physical characteristics of (or expected for) the Concentrates, Seller shall make such knowledge available to Buyer as soon as possible.
2.2	Product Review.  Seller shall inform Buyer by October
1 of each year (commencing with October 1 of the second calendar year preceding the estimated commencement of the first Contract
Year) of the expected approximate analysis of copper (which expected approximate analysis of copper shall constitute the Annual Budgeted Copper Grade), gold, silver, alumina (Al x 1.8889), iron, sulphur, arsenic, bismuth, antimony, chlorine, lead, zinc, nickel plus cobalt, fluorine and mercury for the Concentrates to be delivered in the first succeeding Contract Year, plus a preliminary estimated analysis of such elements or compounds for the succeeding four (4) Contract Years (the "Preliminary Estimated Analysis"). Seller shall also inform Buyer at least 30 days prior to the date of the meeting which is held every five (5) years in accordance with the provisions of Article 10 to review certain commercial terms, of the chemical analysis of the Concentrates (including all of the same elements listed in the analysis recited in Section 2.1) which Seller expects the Concentrates will assay on a dry basis for the ensuing five (5) Contract Years of the term of this Agreement (each such analysis, as well as the analysis for the first five (5) Contract Years set forth in Section 2.01, is hereinafter referred to as a "Five-Year Expected Analysis").
Such estimates shall be based on the geological and engineering information and data available to Seller at the time of the production of such estimates, and shall be as accurate as is reasonably practicable.

In the event Buyer desires additional information to
clarify or better understand the annual estimate which has been produced (or any other estimate provided under Sections 2.1 or 2.2), upon request by Buyer, Seller will make available to Buyer's technical representatives in Seller's offices on a strictly confidential basis all data and information reasonably requested by Buyer and shall meet with Buyer's representatives to provide such explanations or clarifications as Buyer's representatives may desire (again, on a strictly confidential basis). Due to the proprietary or confidential nature of such data and information, Buyer may copy and retain such data or information only with Seller's prior approval, and Buyer shall not disclose it to third parties except as required by law or for purposes of evaluation by Buyer's consultants or by a representative of any lenders to Buyer in connection with the financing of the Project, who have a need to have access to such information and who shall agree in writing to maintain the confidentiality of such data and information.
If during the period following Seller's production of
its annual estimate for one year and prior to its production of its estimate for the following year Seller develops or obtains knowledge or information which significantly differs from Seller's current estimate for the current year, Seller shall furnish Buyer as soon as practicable with its revised estimate.
2.3	Non-Conforming Concentrates.
(a)	Excess Impurities.

(1) First Ten Contract Years. In the event that the Concentrates delivered hereunder shall at any time during the first ten (10) Contract Years: (i) have levels of impurities in excess of the applicable range specified in Section 2.1 (i.e. either the specified range applicable to the first five (5) Contract Years or the specified range applicable to the second five
(5) Contract Years) for which the deductions specified in Section
9.4 do not appropriately compensate Buyer, and (ii) such Concentrates cannot be economically or practically treated at the then existing Facilities because of the presence of deleterious elements in harmful quantities (it being understood that condition
(ii) may result from impurities which have a material adverse effect on the quality of copper cathodes or by-products produced by the Facilities or from other physical and/or chemical characteristics of the Concentrates that materially adversely affect processing by the Facilities), then Buyer shall specify such objections with particularity to Seller and Buyer and Seller shall seek in good faith to negotiate an appropriate remedy for any significant Financial Disadvantage and technical disadvantage which Buyer may suffer, it being understood that Buyer has a duty to mitigate its damages. If Buyer and Seller cannot agree on a way to resolve Buyer's objections within 45 days after Buyer shall have specified its objections to Seller pursuant to this Section 2.3, Buyer or Seller may, at its option, exercisable by written notice to the other party, refer the matter to the referee(s) as provided in Article 19 for the following purposes: (a) if in dispute, a determination of whether the conditions specified in clause (i) and clause (ii) of this Section exist, and, if both of such conditions exist or are determined to exist, (b) a determination of the appropriate remedy to compensate Buyer for the Financial Disadvantage resulting from such conditions, which have not been and will not be compensated to Buyer pursuant to the other provisions of this Agreement (including the penalties to which Seller may be subject), and taking into account the mitigating measures which Buyer may implement at a reasonable cost and without undue interruption of its smelter operations (the costs of mitigating measures to be calculated as part of Buyer's Financial Disadvantage to the extent that such costs are necessary and appropriate). Such appropriate remedy may include (i) that Seller can substitute concentrates originating from other mines (whether Seller's or a third party's) for Concentrates produced by Seller, or (ii) the revision of the penalty schedule for impurities, or
(iii) a revision to the smelting and refining charges then in effect, or (iv) any other appropriate remedy. Any adjustments or remedies which have been mutually agreed (or determined by referee(s)) shall be taken into account when the Commercial Terms for the following Contract Years are determined at the time of each five year review of Commercial Terms so that the price to be paid to Seller will not be reduced twice (first, in reaching a remedy for non-conforming Concentrates, and second, when the Commercial Terms for subsequent Contract Years are determined).

(2) Subsequent Contract Years. Following the tenth Contract Year Seller will deliver to Buyer hereunder whatever quality of Concentrates Seller produces from its then existing mining and concentration facilities, subject to the condition that Seller will not ship to Buyer any worse quality Concentrates (with normal, reasonable variations permitted) than it ships to Seller's other significant customers (i.e. customers purchasing from Seller a quantity of 30,000 DMT's or more per year of copper concentrates) during the year in question. Upon the request of Buyer, which shall not be made more frequently than once per calendar year commencing with the year in which the eleventh Contract Year commences, Buyer and Seller shall select a mutually agreed upon independent accounting firm, whose costs shall be paid by Buyer, and Seller shall disclose to such independent accounting firm on Seller's premises on a confidential basis appropriate data and information to enable such firm to verify to Buyer whether or not Seller is in compliance with the above condition. If Seller is determined to not be in compliance with this obligation at any time, Seller shall take such measures as are necessary to correct such situation and reimburse Buyer for all of the relevant costs of the accounting firm which have been paid by Buyer.
Notwithstanding anything to the contrary recited in the foregoing language of this Section 2.3(a)(2), if at any time during this period Buyer is of the good faith belief that the Concentrates delivered by Seller hereunder cannot be economically or practically treated at the then existing Facilities because of the presence of deleterious elements in harmful quantities Buyer shall so notify Seller. The above described condition may result from impurities which have a material adverse effect on the quality of copper cathodes or by-products produced by the Facilities or from other physical and/or chemical characteristics that materially adversely affect processing by the Facilities.

In the event of such notification by Buyer, Buyer and Seller shall immediately consider and discuss possible solutions to such condition, and each of Buyer and Seller shall promptly take such actions as it determines to be appropriate to help alleviate the condition, and notify the other party of the actions, if any, which it is taking. If following the timely implementation of the measures which each party has decided to take to help alleviate such condition, Buyer remains of the good faith belief that the condition which Buyer has provided notice of to Seller is continuing to exist and that such condition constitutes the condition which is described above, namely that the Concentrates delivered by Seller hereunder cannot be economically or practically treated at the then existing Facilities because of the presence of deleterious elements in harmful quantities, then Buyer may either continue to purchase, pay for and accept delivery of the Contractual Tonnage of Concentrates but with no Financial Disadvantage payment by Seller, or exercise a right and option which Buyer may exercise at any time during the continuance of such condition to reduce the Contractual Tonnage hereunder up to a maximum Contractual Tonnage reduction equal to the quantity of copper concentrates which is reasonably necessary for Buyer to purchase from other sources in order for Buyer to be able to treat in an economical or practical manner Seller's Concentrates together with the copper concentrates which Buyer shall purchase from third parties. In order to exercise such right and option, Buyer shall provide written notice to Seller of its good faith determination that the above specified condition exists together with a statement of the quantity reduction of the Contractual Tonnage which Buyer has elected to put into effect. Such written notice shall also be accompanied by written evidence which reasonably demonstrates: (x) the basis for Buyer's determination that Seller's Concentrates cannot be economically or practically treated and (y) the basis for Buyer's determination that the amount of the reduction does not exceed the maximum allowable reduction as described above.
Buyer shall consult with Seller with respect to the timing of any such reduction and use all reasonable efforts to implement such reduction in a manner which minimizes the disruption of Buyer's and Seller's operations. Any such reduction shall cease at such time as is mutually agreed or, absent mutual agreement, at such time as all of the following have occurred: (i) the condition which gave rise to the reduction no longer exists and Seller has notified Buyer of such fact, (ii) Seller or Buyer has provided notice to the other party hereto of the effective date for the resumption of delivery of the previously reduced quantities which date must be at least three years following the notice date, (iii) the period recited in such notice has expired, and (iv) at the expiration of such period, the condition which gave rise to the reduction no longer exists. Subject to the four (4) foregoing conditions (particularly the minimum three year advance notice), if both Buyer and Seller provide a notice in accordance with condition
(ii) having different effective dates, an earlier effective resumption date shall take precedence over a later effective resumption date. Neither Seller nor Buyer shall have any obligation to retroactively make-up any such portion of the quantities of reduced Contractual Tonnage.

Seller reserves the right to contest the basis
for and/or the amount of the reduction of Contractual Tonnage pursuant to this subsection on the grounds that such reduction does not conform to the provisions of this subsection of this Agreement.
 If Seller objects to any such reduction on this basis, Seller shall promptly notify Buyer of Seller's objection(s) and the basis(es) for such objection(s), and Buyer and Seller shall then use their best efforts to resolve any such differences amicably.
 If such an amicable resolution is not agreed upon within thirty
(30) days following notice by Seller of its objection, the dispute shall be conclusively settled by the referee(s) under Article 19 of this Agreement. Pending such settlement by the referee(s), Buyer may request, and Seller will not unreasonably deny suspension of shipments of Concentrates hereunder.
(b)	Adjustments to Smelting and Refining Charges Due
to Copper, Gold and Silver Outside Specified Range. In addition to the foregoing language regarding the consequences of excess levels of impurities in the Concentrates, Section 9.7 of this Agreement sets forth certain adjustments to the smelting and refining charges which will be made in the event the content of copper, gold or silver in delivered Concentrates is outside the range of the then current Five-Year Expected Analysis.

(c)	Deviation of the Copper Content of the
Concentrates. If the average analysis of copper contained in the total quantity of Concentrates delivered hereunder with respect to any calendar month is not within a 5.0% variance of 31.0% (i.e. 29.45% to 32.55%) at any time during the first five (5) Contract Years, is not within a 7.5% variance of 31.0% (i.e. 28.675% to 33.325%) at any time during the second five (5) Contract Years, or is not within a mutually agreed upon percentage variance of 31.0% at any time thereafter during the term of this Agreement (which percentage figure shall be mutually agreed upon by Buyer and Seller prior to the end of the tenth Contract Year to directly reflect the percentage copper grade variance from 31.0% within which the Facilities are capable of producing 200,000 metric tons per annum of copper cathodes or, failing mutual agreement, such percentage variation shall be decided by the referee(s) under Article 19), then Buyer shall have the right and option but not the obligation to change the Port of Discharge from Gresik to one or more of the Approved Japanese Ports for the quantity of Concentrates specified below which exceed the applicable above specified copper content variance (i.e. above the upper limit or below the lower limit), and any additional freight costs for delivery of such Concentrates to any such Approved Japanese Port shall be for Seller's account. For any such shipments which are shipped to an Approved Japanese Port in accordance with the provisions of this paragraph, such Approved Japanese Port to which such Concentrates are shipped shall be considered to be the Port of Discharge for all purposes hereunder and Seller shall invoice Buyer for the same amount and in the same manner as if such shipment had been made to Gresik, with the exception that Buyer will take all such actions as are necessary to assure that: (i) the purchaser or recipient of the Concentrates in Japan will not obtain any economic benefits of the Floor TC's and RC's provided for in Section 9.3 of this Agreement, and (ii) the Floor TC's and RC's will be accounted for in such a manner so as to preserve the economic benefits thereof exclusively to Buyer and Seller as provided for in Section 9.3 of this Agreement.
Buyer shall assure that all switched sales or product exchanges of Concentrates to Approved Japanese Ports shall be in accordance with generally accepted international business practices and on competitive world market terms and conditions at the time of sale or contract, and Buyer shall provide to Seller either a summary of all significant commercial terms and conditions governing such sales or a copy of the concentrate sales agreement governing each such sale, to evidence its compliance with such obligation to Seller. In the event the Government of Indonesia requests additional information regarding any such switched sale, Buyer shall provide such information with a copy to Seller. Seller shall have the right, which right may not be exercised more frequently than once per calendar year, to retain a mutually acceptable independent accounting firm to be compensated solely by Seller, to audit Buyer's records of such switched sales or product exchanges to verify to Seller whether or not Buyer is in compliance with its undertakings hereunder with respect to such sales or exchanges.
The maximum quantity of Concentrates which Buyer may switch from Gresik to an Approved Japanese Port shall not exceed the quantity of Concentrates which are necessary to enable Buyer through purchases of copper concentrates from third parties to bring the percentage copper content of the average feed stock of copper concentrates at the Facilities within the then applicable above specified percentage variance of 31.0%, except that the switched quantities may be rounded to the nearest shipping size configuration.

Prior to implementing the switching of the delivery of
any shipment(s) of Concentrates from Gresik to an Approved Japanese Port, Buyer and Seller shall consult with each other in good faith and mutually agree upon a shipping schedule for such switched shipment(s) which takes into account the operational requirements of both Seller and Buyer. The minimum cargo size for any cargo delivered to an Approved Japanese Port shall be approximately 10,000 DMT's and Seller reserves the right to combine switched shipments with Seller's other shipments to Japan.
In the event that the conditions which permit Buyer to
switch Concentrates from Gresik to an Approved Japanese Port exist or are threatened, Seller reserves the right to ship to Buyer hereunder Concentrates produced from Seller's mines and processing facilities which exceed the permissible percentage variance at the opposite end of the range from the analysis of the Concentrates which are creating or threatening to create such conditions, in order that Seller may reduce or eliminate the quantity of Concentrates which need to be switched under this Section 2.3(c). In the event the copper content of the Concentrates exceeds the variances specified above and Buyer is unable to switch such Concentrates to an Approved Japanese Port, Buyer shall take deliveries of such Concentrates at Gresik.
2.4	Shipping Code.  The Concentrates will be suitable for
ocean transportation in bulk in accordance with the International Maritime Organization (IMO) Code and the relevant regulation applicable to Concentrates in Indonesia (if any).
2.5	Moisture.  The moisture content of the Concentrates at
the Port of Loading shall be equal to or more than 6% and less than
9%.
2.6	Title.  Seller warrants that it will convey to Buyer
good and marketable title to the Concentrates sold hereunder. Seller warrants that the Concentrates will be free of all liens, security interests and other encumbrances at the time title passes to Buyer.
2.7	Implied Warranty Disclaimer.  IMPLIED WARRANTIES OF
FITNESS FOR A PARTICULAR PURPOSE AND OF MERCHANTABILITY ARE HEREBY
DISCLAIMED.

                        	ARTICLE 3
                        	Quantity

3.1	Obligations to Purchase and Sell Contractual Tonnage
and Initial Inventory Period Tonnage. Except as otherwise specifically provided in this Agreement, Seller agrees to sell and deliver on a first and exclusive priority basis (which basis shall not imply any additional obligations of Seller other than as expressly set out in this Agreement), and Buyer agrees to purchase, pay for and accept delivery of, the Contractual Tonnage of Concentrates in each Contract Year. Except as otherwise provided in this Agreement, the Contractual Tonnage shall be produced from Seller's mines in the Contract Area from time to time.
For purposes of determining the Contractual Tonnage for
each Contract Year of the term of this Agreement, Seller and Buyer recognize that certain preliminary steps must be taken to facilitate such determination and, accordingly, each of Buyer and Seller shall fully cooperate to assure that such steps are properly taken and shall provide all notices, information and documents called for in this Agreement (including but not limited to the provision of the information necessary to give meaning to the relevant defined terms including Annual Budgeted Copper Grade, Rolling Five Year Concentrates Requirements Forecast, One Year in Advance Forecasted Quantity Requirement, Annual Shipping Schedule Quantity and Contractual Tonnage).
Seller also agrees to sell and deliver, and Buyer
agrees to purchase, pay for and accept delivery of, during the Initial Inventory Period, a certain quantity of Concentrates which Buyer shall specify to Seller in writing on or before January 1, 1997. Unless otherwise mutually agreed, such quantity shall not exceed 30,000 DMT's.
3.2	Process for Determination of Contractual Tonnage
Figure. The steps which Buyer and Seller shall comply with in order to determine the number of tons of Concentrates which shall constitute the Contractual Tonnage for each Contract Year are as follows:

A. The Rolling Five Year Concentrates Requirements Forecast and the One Year in Advance Forecasted Quantity Requirement. Utilizing the Annual Budgeted Copper Grade and the Preliminary Estimated Analysis for copper which are furnished by Seller to Buyer on or before October 1 of each year in accordance with the provisions of Section 2.2, Buyer shall prepare and furnish to Seller on or before November 1 of each year (commencing with November 1 of the second calendar year preceding the expected commencement of the first Contract Year) with a Rolling Five Year Concentrates Requirements Forecast reflecting Buyer's forecast of the Concentrates requirements of the Project for the production of copper anode for the five (5) ensuing 12 month periods starting from the estimated commencement of the first Contract Year (which shall be changed to five (5) Contract Years immediately following the occurrence of the Mechanical Completion date). Because the first twelve month period of the first such Forecast covers a period of time prior to the commencement of production, no figures are necessary for such 12 month period.
Based on the information available to Buyer as of the date of execution of this Agreement, Buyer's preliminary first Rolling Five Year Concentrates Requirements Forecast is as follows:

       	ROLLING FIVE YEAR CONCENTRATES REQUIREMENTS FORECAST
                       	MAJOR ASSUMPTIONS:


Assumed Date of Commencement of First Contract Year: December 1, 1998


% Cu in conc/(1)      31.0%        Production Rate

% Cu in anode         99.4%        1st year           75.0% of nominal year (2)

Smelter Cu
recovery rate         98.5%        2nd year           90.0% of nominal year

                                   3rd+ year          100.0%



                           	FORECAST:

                        Projected  Smelter           Concen-
12 Month  Furnace       Copper     Ope.     Smelter  trates      Smelter Cu
Periods   Repair        Grade      Days     On-Line  Smelted(5)   Output(3)
--------  ------------  ---------  -------  -------  ----------  ----------
   1      Boiler
          inspection     31.0%(1)   350      69.0%   498,858     152,326

   2      Boiler
          inspection     31.0%(4)   350      82.8%   598,629     182,791

   3      Minor repair   31.0%(4)   345      92%     655,642     200,200

   4      Boiler
          inspection     31.0%(4)   350      92%     665,144     203,102

   5      Boiler
          inspection     31.0%(4)   350      92%     665,144     203,102


(1)	Means estimated Annual Budgeted Copper Grade

(2)	65% 1st half and 85% 2nd half

(3)	Means contained copper in anode, and shall not exceed 205,000 metric tons

(4)	Means projected copper grade

(5)	For clarification this figure is derived as follows:  Smelter Cu output
      + Projected Cu Grade + Smelter Cu Recovery Rate



Each Rolling Five Year Concentrates Requirements Forecast provided by Buyer shall contain all of the assumptions and forecasted items recited above, and each such item shall reflect Buyer's diligent, good faith estimate based on the information which is available to it at the time such Forecast is issued.
The figure recited in each such Forecast (excluding the above preliminary Forecast) under the "Concentrates Smelted" column for the 2nd twelve month period (or Contract Year, whichever is applicable) shall represent Buyer's best estimate of the quantity of Concentrates which the Facilities will require during such 12 month period (or Contract Year, whichever is applicable), and shall constitute and be referred to herein as the "One Year in Advance Forecasted Quantity Requirement".
B.  Annual Shipping Schedule Quantity.  On or before November
1 of the calendar year preceding the year in which each Contract Year begins Buyer shall furnish to Seller written notice of the Annual Shipping Schedule Quantity which shall be its best estimate of the total quantity of Concentrates which Buyer requires for the production of copper anodes during such Contract Year. However, such Annual Shipping Schedule Quantity may not exceed 105% nor be less than 90% of the DMT quantity of Concentrates which constituted the One Year in Advance Forecasted Quantity Requirement for such Contract Year.
Notwithstanding the above recited limitations on the maximum percentage variances from the One Year in Advance Forecasted Quantity Requirement, if the Annual Budgeted Copper Grade provided by Seller on or before October 1 one month prior to the due date of Buyer's notice to Seller of the Annual Shipping Schedule Quantity varies by more than one percent (1%) contained copper from the projected copper grade which was utilized by Buyer in preparing the Rolling Five Year Concentrates Requirements Forecast containing the One Year in Advance Forecasted Quantity Requirement for such Contract Year (e.g. 31% versus 29.9%), then Buyer may in calculating such Annual Shipping Schedule Quantity exceed such maximum percentage variations in order to offset such change in the estimated copper grade.

C. Contractual Tonnage Declarations. The Contractual Tonnage quantity for each Contract Year shall be that certain quantity of Concentrates declared by Buyer in accordance with the provisions of this Section 3.2 which must be a quantity which is between 90% and 100% of the Annual Shipping Schedule Quantity, except that: (i) with respect to the first six months of the first Contract Year Buyer shall be obligated to purchase a quantity of Concentrates which is between 85% and 110% of the total quantity designated by Buyer for delivery during the first six months of the first Contract Year in Buyer's preliminary monthly shipping schedule under Section 6.2, (ii) with respect to the second six months of the first Contract Year Buyer shall be obligated to purchase a quantity of Concentrates which is between 90% and 110% of the total quantity designated by Buyer for delivery during the second six months of the first Contract Year in Buyer's preliminary monthly shipping schedule under Section 6.2, and (iii) with respect to the second Contract Year the Contractual Tonnage quantity must be a quantity which is between 90% and 105% of the Annual Shipping Schedule Quantity. The Annual Shipping Schedule Quantity shall be subject to adjustment as provided in Section 3.3 to take into account the Inventory Allowance which Buyer may elect to utilize.

With respect to the first Contract Year, such Contractual
Tonnage shall be declared by Buyer not later than 30 days prior to the beginning of the 12th month of the first Contract Year. With respect to the second Contract Year such Contractual Tonnage shall be declared by Buyer no later than 30 days prior to the beginning of the 10th month of the second Contract Year. With respect to the third Contract Year such Contractual Tonnage shall be declared by Buyer no later than the mid-point day of the third Contract Year.
 With respect to the fourth Contract Year and each succeeding Contract Year such Contractual Tonnage shall be declared by Buyer no later than July 1 within and for the fourth Contract Year and within and for each succeeding Contract Year.
Notwithstanding anything to the contrary recited in this Agreement, the Contractual Tonnage for each Contract Year shall be modified to the extent that the provisions of Section 3.9 (Reduction of Contractual Tonnage due to Reduction in Seller's Ability to Produce), Section 7.6 (War Risk Premiums) and Articles 15 (Exemption from Liability and Obligation) and 22 (Force Majeure) become applicable.

D. Contractual Tonnage Cap. Notwithstanding anything to the contrary recited in this Agreement (except Section 3.7), in no event shall the Contractual Tonnage of Concentrates for any Contract Year exceed the quantity of Concentrates required for the Facilities to produce 205,000 metric tons of copper anodes during such Contract Year or such proportionately lesser amount in the case of the third Contract Year, unless otherwise mutually agreed, and no notice, declaration or forecast provided under this Article 3 (including the Rolling Five Year Concentrates Requirements Forecast, the One Year in Advance Forecasted Quantity Requirement, the Annual Shipping Schedule Quantity and the Contractual Tonnage declaration figures) shall reflect any quantities exceeding such tonnage cap, unless otherwise mutually agreed.
3.3	Inventory Allowance.  In order to assist Buyer in
controlling the levels of supplies of Concentrates in inventory beginning with the second Contract Year and continuing each Contract Year thereafter, an Inventory Allowance is established.
 Within 30 days following the beginning of the third Contract Year and within 30 days following the beginning of each Contract Year thereafter Buyer shall have the right to declare any quantity of Concentrates between -20,000 DMT's and +30,000 DMT's as the Inventory Allowance quantity; provided, however, such Inventory Allowance quantity figure shall be reduced for the third Contract Year by a fraction thereof the numerator of which is 365 minus the number of days in such third Contract Year and the denominator of which is 365. The effect of declaring an Inventory Allowance quantity is that the Annual Shipping Schedule Quantity for each year in which such declaration is made shall be automatically increased or reduced by the quantity of the positive or negative Inventory Allowance, respectively. Buyer shall submit to Seller at the time that it submits its Inventory Allowance declaration to Seller an adjusted annual shipping schedule. The changes to the shipping schedule resulting from such declaration shall be allowable notwithstanding any other shipping schedule limitations.

3.4	Buyer's Inability to Receive Concentrates.  Buyer shall
use its best efforts to consume or hold in inventory at the Facilities all quantities of Concentrates which Buyer is obligated to purchase from Seller hereunder. If, notwithstanding such efforts, Buyer determines that it will not be able to use or store at the Facilities the full quantity of Concentrates which it is obligated to purchase pursuant to this Agreement during a Contract Year, Buyer shall so notify Seller as early as possible and furnish Seller with Buyer's best estimate of the quantity of Concentrates which it will be unable to receive. In such event Buyer and Seller shall discuss alternative solutions which will minimize adverse impacts on both parties to the extent feasible. Without in any way eliminating the possibility of alternative solutions which may be mutually agreed upon by Buyer and Seller, Buyer and Seller agree to discuss and implement the following solutions as expeditiously as possible:
(i)	Seller shall temporarily store such Concentrates in its
inventory in Irian Jaya until other measures can be
arranged to the extent such storage is technically and
economically feasible in the good faith opinion of
Seller;
(ii)	Seller shall utilize all reasonable efforts to
rearrange its existing shipping schedules with Buyer
and with Seller's other customers (including MMC)
pursuant to the then existing concentrate sales
agreements with such customers, and to reach mutual
agreement with Buyer on an alternative shipping
schedule with respect to such tonnage;
(iii)	Buyer shall cause MMC to use its best efforts to
purchase such Concentrates for processing only at its smelting facilities at Naoshima and/or Onahama through one or more concentrate sales agreement(s) entered into between MMC and Buyer, in accordance with terms mutually agreed upon between Seller and MMC at the time the sale is made, but which terms shall in any event generally conform to the terms and conditions then currently prevailing in the spot market for the sale of copper concentrates, with Seller making shipping arrangements and, to the extent that Floor TC's and RC's would be applicable if such Concentrates were delivered to the Facilities, such Floor TC's and RC's will remain payable to Buyer on such quantities of Concentrates sold to MMC by Buyer. Except as expressly provided in this subparagraph (iii) and in Section
2.3(c), Buyer shall not, without Seller's prior written consent, sell or export any Concentrates covered by this Agreement. Any quantities of Concentrates sold to MMC in accordance with the provisions of this subparagraph (iii) shall be credited toward satisfaction of Buyer's Contractual Tonnage purchase obligation; and

(iv)	Seller shall use its best efforts to sell such
Concentrates to third parties on the most favorable terms and conditions for Buyer reasonably obtainable by Seller at the time such sale is entered into. In this situation Seller and Buyer shall consult with each other on a continuous basis regarding concentrate sales opportunities which are available, and Seller shall provide to Buyer such facts as may be reasonably requested by Buyer with respect to the terms and conditions of any contemplated sale which may result in Buyer making a reimbursement payment to Seller in accordance with the following language of this subparagraph (iv), including any offers, counteroffers and/or rejections Seller obtains with respect to such contemplated sales, and shall provide Buyer with a reasonable opportunity to make comments and suggestions on such proposed terms and conditions before concluding any such sale. Seller shall be fully reimbursed by Buyer within 15 days following receipt of Seller's invoice (including appropriate supporting documentation) for any additional costs of such sales on a netback to the discharge port basis (limited to differences in smelting and refining charges, differences in penalty deducts, differences in price participation and differences in payable metals percentages) compared with the sale of Concentrates hereunder had they been delivered to Buyer at the Facilities. Any profits from such sale, calculated on a netback to the discharge port basis, shall be for Seller's account. The Floor TC's and RC's applicable hereunder shall not be applicable to any such sales to third parties. Any quantities of Concentrates sold by Seller to third parties in accordance with the provisions of this subparagraph (iv) shall be credited toward satisfaction of Buyer's Contractual Tonnage purchase obligation.


If such Concentrates have not been taken by Buyer at the Facilities or at an approved Japanese Port if authorized in accordance with Section 2.3(c), or sold by Buyer to MMC or by Seller to a third party following efforts to implement the above measures (i) through (iv) and Seller requires that such quantity be shipped, Seller will relocate such Concentrates to a mutually agreed upon alternative storage site and Buyer will fully reimburse Seller for all costs and expenses and hold harmless and indemnify Seller for all liabilities associated with such relocation and storage of such Concentrates (including but not limited to freight, insurance and warehousing costs). In addition, Buyer shall pay Seller interest on the fair market value of such Concentrates (which shall, for purposes of calculating interest under this paragraph, be determined on a per ton basis using the purchase price paid by Buyer hereunder for the shipment to Gresik which immediately preceded the shipment to alternative storage) beginning 90 days following the end of the Contract Year in which Buyer was obligated to purchase such Concentrates and ending on the date of re-shipment from storage in the case of the sale of such Concentrates to a third party or the date payment is due by Buyer in all other cases. The rate of interest shall be as set forth in the following paragraph of this Section 3.4. In the event of such alternative storage, Seller will continue to use its best efforts to sell such Concentrates to third parties on the most favorable terms and conditions reasonably obtainable consistent with subparagraph (iv) above.
Except for interest on the quantities of Concentrates shipped to alternative storage which shall be governed by the immediately preceding paragraph of this Section 3.4, Buyer shall pay Seller interest on the amount due for any quantity of Concentrates constituting the Contractual Tonnage which is not shipped to Buyer or to a third party by December 31 of a Contract Year due to Buyer's inability to receive Concentrates. Such interest shall be paid by Buyer when payment is made to Seller for such quantity, either by Buyer or by a third party purchaser of such Concentrates.
 Such interest shall be calculated on a per ton basis for the total number of tons involved using the purchase price per ton paid by Buyer hereunder for the final shipment of Concentrates to the Gresik smelter during the immediately preceding Contract Year.
Such interest shall accrue beginning 90 days from the end of the Contract Year in which Buyer was obligated to purchase such Concentrates and ending on the date payment is due. The rate of interest shall be the published prime commercial lending rate of The Chase Manhattan Bank (National Association) or its successor for loans in New York in effect from time to time (such rate to be adjusted simultaneously with each change in such prime commercial lending rate) and calculated on the basis of a 365-day year.

Notwithstanding anything to the contrary recited in this
Section 3.4, any quantity of Concentrates which Buyer is obligated to purchase during any Contract Year which is not shipped to Buyer at Gresik or contractually committed for shipment to a third party purchaser in accordance with the provisions of this Section 3.4 by the end of the third month following the end of such Contract Year shall be paid for by Buyer in accordance with the payment provisions of this Agreement and including the interest provided for in this Article 3, except that (i) the Quotational Period for Payable Copper, Payable Gold and Payable Silver shall be the fourth month following the end of such Contract Year, (ii) the provisional invoice for such quantity may be issued by Seller at any time after the end of such third month following the end of such Contract Year with provisional payment due on the fifth Business Day following receipt, and (iii) the final invoice for such quantity may be issued by Seller at any time after the end of the fourth month following the end of such Contract Year with final payment due on the second Business Day following receipt. Passage of title and risk of loss with respect to such quantity of Concentrates shall occur upon payment by Buyer of Seller's provisional invoice. To evidence that title has passed to Buyer Seller shall furnish to Buyer at the same time that it submits its provisional invoice a holding certificate in a form which is mutually agreed upon by the parties. Such holding certificate shall be in lieu of a bill of lading.

3.5	Seller's Inability to Deliver Concentrates.  In the
event Seller is unable to deliver Concentrates in a timely manner in accordance with Buyer's shipping schedule, Seller shall so notify Buyer as early as possible and furnish Buyer with Seller's best estimate of the quantity of which it will be unable to deliver in a timely manner. In such event Buyer and Seller shall discuss alternative solutions which will minimize adverse impacts on both parties to the extent feasible. Without in any way eliminating the possibility of alternative solutions which may be mutually agreed upon by Buyer and Seller, if Seller is unable to deliver the Contractual Tonnage in a timely manner for any Contract Year and a mutually agreeable solution is not timely found to alleviate such failure by Seller, Buyer shall have the right to purchase from third parties on the most favorable terms and conditions for Buyer reasonably obtainable at the time such sale is entered into a quantity of Concentrates as close as practicable to the quantity which Seller is unable to deliver in a timely manner in accordance with Buyer's shipping schedule established under Article 6. In this situation Seller and Buyer shall consult with each other on a continuous basis regarding concentrate purchase opportunities which are available, and Buyer shall provide to Seller such facts as may be reasonably requested by Seller with respect to the terms and conditions of any contemplated purchase and the offers, counteroffers and/or rejections Buyer obtains, and shall provide Seller with a reasonable opportunity to make comments and suggestions on the proposed terms and conditions before concluding such purchase. Buyer shall be fully reimbursed by Seller within 15 days following receipt of Buyer's invoice (including appropriate supporting documentation) for any additional costs of such purchases on a netback to the Port of Discharge basis (limited to differences in smelting and refining charges, differences in penalty deducts, differences in price participation and differences in payable metals percentages) compared with the purchase of Concentrates hereunder had they been delivered at the Facilities.
 Any profits from such purchase, calculated on a netback to the discharge port basis, shall be for Buyer's account. Subject to
Section 3.9 or unless Seller has failed to act in good faith in the discharge of its obligation to comply with Buyer's shipping schedule established under Article 6, Buyer's rights as described above in this Section 3.5 shall be Buyer's exclusive remedy (but without limiting Buyer's rights under Section 22.2(c)) for any failure by Seller to deliver the Contractual Tonnage. Any quantities of copper concentrates purchased by Buyer from third parties in accordance with the provisions of this Section 3.5 shall be credited toward satisfaction of Seller's Contractual Tonnage sales obligation.
3.6	Additional Quantities.  Upon mutual agreement of Buyer
and Seller, Seller may sell and deliver, and Buyer may purchase, pay for and accept delivery of quantities of Concentrates in excess of the Contractual Tonnage during any Contract Year(s) on terms and conditions to be established at the time of such agreement.
3.7	Contract Year to Contract Year Adjustments.
Notwithstanding Section 3.2.D, Seller shall have the right to ship quantities of Concentrates in excess of or less than the Contractual Tonnage in order to avoid shipments of less than a full cargo or because of vessel availability at the end of each Contract Year.

(a)	Advance Shipment.  Each Contract Year Seller may
request, and Buyer shall not unreasonably deny Seller's request, to ship up to 25,000 DMT's in excess of the Contractual Tonnage during the final month of such Contract Year, in which event the price for such tonnage in excess of the Contractual Tonnage shall be determined based on the commercial terms in effect for the subsequent Contract Year as if shipped out from the Port of Loading on the first working day of the subsequent Contract Year and assuming a Date of Arrival six days thereafter for payment and Quotational Period purposes. Such excess tonnage shall be regarded as part of the Contractual Tonnage for the subsequent Contract Year (if there is no succeeding Contract Year, all payment and other terms and conditions applicable to shipments in such Contract Year shall be applicable to such excess tonnage); provided, however, if the weight of the final shipment of Concentrates in any Contract Year causes the total delivery weight of Concentrates in such Contract Year to be in excess of the Contractual Tonnage for such Contract Year by less than 10% of the weight of such final shipment, such excess tonnage shall be regarded as Contractual Tonnage for such Contract Year and all payment and other terms and conditions applicable to shipments in such Contract Year shall be applicable to such excess tonnage.
(b)	Delayed Shipment.  If the Contractual Tonnage
for a Contract Year is not delivered by the end of such Contract Year, Seller may request, and Buyer shall not unreasonably deny such request (provided that any such denial shall be deemed to be reasonable if Buyer has made arrangements to purchase substitute concentrates from a third party or third parties in accordance with
Section 3.5), to ship such delayed tonnage to Buyer in the first shipment of the succeeding Contract Year or as soon thereafter as is practicable. Such delayed tonnage shall be regarded as part of the Contractual Tonnage of the preceding Contract Year and all terms and conditions of the preceding Contract Year shall apply to such tonnage. In no event shall such delayed tonnage in respect of any Contract Year be more than 25,000 DMT's.
3.8	Seller's Qualified Right to Vary Quantity for Remainder
of Year. If due to unexpected operational or production problems or conditions which arise during the course of any Contract Year and which do not constitute an event of Force Majeure, Seller determines that it requires relief from Buyer as to the delivery of up to 10% of the remaining undelivered balance of the Contractual Tonnage for such Contract Year, Seller may reduce the Contractual Tonnage for such Contract Year by up to 10% of the then undelivered balance subject to obtaining the prior written approval of Buyer.

3.9	Reduction of Contractual Tonnage due to Reduction of
Seller's Ability to Produce. If at any time during the term of this Agreement, Seller shall be unable after having used all reasonable efforts, to produce from its mines and processing facilities in the Contract Area, the full Contractual Tonnage of Concentrates provided for in this Agreement as the result of the depletion of ore reserves, either Seller or Buyer may, after providing notice to the other party, reduce the annual Contractual Tonnage of Concentrates to be purchased and sold under this Agreement to 100% of the annual quantity of Concentrates which Seller is capable of producing from such mines and processing facilities, in respect of which Seller grants the first and exclusive priority to Buyer for the production and delivery of such Concentrates produced by Seller. The party providing the above notice shall use its best efforts to provide such notice at least twenty-four (24) months in advance of the effective date of the reduction, but in no event may such notice be given less than twelve (12) months in advance of such effective reduction date.
In the event that the Contractual Tonnage quantity is
reduced pursuant to this Section 3.9 and Seller's capability to produce a larger quantity hereunder is thereafter restored, Seller shall notify Buyer in writing of such occurrence, and Buyer and Seller shall discuss in good faith and shall use all reasonable efforts to mutually agree on an increase of the then existing Contractual Tonnage of Concentrates to be sold hereunder. No retroactive make-up of the quantities of reduced Contractual Tonnage is implied or intended.
3.10	Adjustments Resulting From Quality-Related Reductions
of the Contractual Tonnage Figure. In the event of any reduction by Buyer of the Contractual Tonnage in accordance with the provisions of Section 2.3, unless otherwise mutually agreed pursuant to Section 3.11, Buyer and Seller will continue to provide the notices and implement the procedures provided for in this
Article 3 to determine the Rolling Five Year Concentrates Requirements Forecast, the One Year in Advance Forecasted Quantity Requirement, the Annual Shipping Schedule Quantity, the Contractual Tonnage and any other relevant terms. Such figures shall be provided during each Contract Year when such reductions are in effect in a form which reflects the quantity information without any reduction and also with the reduction. The difference between the two quantities shall constitute Buyer's best, good faith estimate of the quantity of Concentrates which Buyer will attempt in good faith to purchase from third parties for such Contract Year as a result of the reduction instituted by Buyer pursuant to
Section 2.3.

A reduction (or subsequent increase) in the Contractual
Tonnage pursuant to Section 2.3 shall automatically result in a corresponding proportionate reduction (or increase) of the Contractual Tonnage cap provided for in Section 3.2 D.
3.11	Simplification of Determination of Contractual Tonnage
Figure in the Event of Reduction of Contractual Tonnage. Buyer and Seller acknowledge that the determination of the Contractual Tonnage figure for each Contract Year under this Agreement is complex due to the nature of the agreement which was originally contemplated between Buyer and Seller, namely a full requirements-type of concentrate purchase and sales agreement with respect to the Project. In the event of a reduction in the Contractual Tonnage in accordance with the provisions of Section 2.3 or Section 3.9, upon the written request of either party, Buyer and Seller will use their best efforts to agree upon a simplified procedure to determine the Contractual Tonnage figure which is fair and reasonable to both parties for each Contract Year following the institution of such reduction. In the event of a reduction of the Part A Tonnage under Section 9.1, the provisions of Section 9.1(iii) shall govern.

                      	ARTICLE 4
                 	Term and Termination

4.1	Term of Agreement; Conditions Precedent.  Except as
otherwise provided herein, this Agreement shall be valid and effective as of the Effective Date and shall continue in full force and effect so long thereafter as Seller's mining and milling facilities are producing at an annual rate sufficient to produce one hundred percent (100%) of the copper concentrates required for the Project in respect of which Seller has granted the first and exclusive priority to Buyer for the delivery of such Concentrates produced by Seller; provided, however, that at such time as Seller's mining and milling facilities are no longer producing one hundred percent (100%) of the copper concentrates required for the Project, this Agreement shall nevertheless remain in full force and effect for the duration of Seller's Contract of Work (including any extensions or renewals thereof) as to such lesser quantities of Concentrates which Seller does produce and which Buyer requires for the operation of the Project in respect of which Seller has granted the first and exclusive priority to Buyer for the delivery of such lesser quantities of Concentrates produced by Seller. Seller agrees to provide Buyer with as much advance notice of the date of termination or reduced quantity as is reasonably practicable (without diminishing the applicable notice requirements expressly provided in this Agreement).
Notwithstanding the passage of the Effective Date,
Buyer's duty to purchase and Seller's obligation to sell the Concentrates as set forth herein shall not accrue and become binding until each of the following conditions precedent are fulfilled:
(a)	The occurrence of Mechanical Completion of the
Facilities;
(b)	Signature by all parties to all Major Contracts;
and
(c)	Receipt by each of Buyer and Seller of all
Government licenses and authorizations necessary to perform its respective material obligations hereunder.
Notwithstanding the foregoing, lack of satisfaction of
all of the foregoing conditions shall not relieve either Buyer or Seller of any of their respective obligations set forth in this Agreement which are to be performed prior to the date when such conditions are satisfied.
4.2	Termination Prior to Mechanical Completion Due to Delay
or Inactivity. Either party may terminate this Agreement on 90 days prior written notice, if construction of the Facilities is not commenced prior to December 31, 1996, or thereafter if the Facilities are no longer under active construction for any period of 90 consecutive days unless extended by mutual agreement of Buyer and Seller; it being understood that such extensions will be provided to the extent reasonably necessary to permit Buyer's lenders to exercise any cure rights they may have under the Major Contracts, provided that, without Seller's approval, such extensions shall not delay termination for more than six (6) months. In the event this Agreement is terminated pursuant to this
Section 4.2, neither party shall have any liability or obligation whatsoever to the other party arising out of such termination, except that if Buyer terminates this Agreement pursuant to this
Section 4.2 after Buyer has committed to purchase certain quantities of Concentrates hereunder, then Seller shall be authorized to sell such Concentrates in accordance with the same terms and conditions as set forth in subparagraph (iv) of Section 3.4.


                      	ARTICLE 5
               	Delivery of Concentrates
5.1	Delivery CIF Port of Discharge.  Seller shall deliver
each shipment of Concentrates CIF Port of Discharge in lots of approximately 5,000 - 25,000 WMT's as determined by Seller, unless otherwise mutually agreed, by vessels which are either bulk carriers or hopper barges carried aboard special purpose vessels (SPV's) (collectively "vessels").
5.2	Discharging Berth.  Buyer's dedicated discharging berth
shall be capable of discharging vessels with a maximum LOA of 193 meters, a maximum beam of 30 meters, a maximum draft of 9.7 meters and a maximum air draft of 15 meters. Seller shall ship Concentrates to Buyer in vessels which are within the characteristics of Buyer's dedicated berth as described above. Buyer shall designate one (1) safe discharging berth which is suitable for vessels to discharge always afloat and Buyer shall be responsible for all arrangements (including, without limitation, the nomination of stevedores) and expenses (including without limitation, stevedoring expenses) for discharging each cargo shipped hereunder. Vessels which either discharge or load their cargo at their berth shall be discharged in turn with Buyer having the sole discretion to determine which of such vessels shall be given preference, provided that Buyer will cooperate with Seller in its efforts to comply with Buyer's shipping schedule.
5.3	Rate of Discharge.
(a)	Buyer shall discharge each cargo from bulk carriers at
an average rate of 3,500 WMT's per weather working day of 24 consecutive hours, excluding Sundays, legal holidays, and customary local and smelter holidays unless: (i) the bulk carrier is worked on such days in which event actual time used shall count as lay time used, or (ii) the bulk carrier is already on demurrage.

(b)	Buyer shall discharge the total cargo contained in four
(4) hopper barges in a period not to exceed six (6) days from the time the SPV tenders Notice of Readiness. Seller shall be responsible to shift the hopper barges from the fleeting area to Buyer's berth. Time lost in moving hopper barges from fleeting area to berth and from berth to fleeting area shall not count as lay time used. The above recited rate of discharge for hopper barges may be reviewed upon the request of either party after one
(1) year from the first shipment and, if such a review is conducted and the actual discharging rate differs substantially from 350 WMT's per hour, Buyer and Seller shall discuss and agree on an appropriate increase or decrease in the discharging rate.
5.4	Notice of Readiness.  Notice of Readiness to discharge
("Notice of Readiness") shall be tendered to Buyer or Buyer's nominated agent at the Port of Discharge at any time during Normal Office Hours, whether in berth or not, provided the vessel is in free pratique and is in all respects ready to discharge. In the case of hopper barges aboard the SPV's, Notice of Readiness shall be tendered at any time during Normal Office Hours, provided the hopper barges have been unloaded from the SPV's and are in the fleeting area.
5.5	Lay Time.  Lay time for vessels at Port of Discharge or
alternate port shall commence:
(i)	at 1:00 p.m. the same working day if Notice of
Readiness is tendered during Normal Office
Hours before 12:00 noon, unless discharge of
cargo is sooner commenced, in which event the
time actually used shall count as lay time
used; and
(ii)	at 8:00 a.m. the next working day, if Notice of
Readiness is tendered during Normal Office
Hours at or after 12:00 noon, unless discharge of cargo is sooner commenced, in which event the time actually used shall count as lay time used.
The bill of lading weight in wet metric tons shall be used when calculating time allowable for discharge of vessels.
Time lost in waiting for a berth or at the request of the relevant port authority, moving on or off a berth or from one berth to another shall count as lay time used. However, if such request is due to any reason whatsoever attributable to the vessel, time lost in moving on or off a berth or from one berth to another shall not count as lay time used.
Any time lost in discharging due to repairing a vessel's equipment or by the fault of the vessel, its owner, master or their agents shall not count as lay time used.

Each bulk carrier shall have all necessary onboard
lights for night discharging and the bulk carrier's crews shall open and close hatches and remove and replace beams at the bulk carrier's risk and expense, and the time used for such purpose shall not count as lay time used at the Port of Discharge; provided, however, if the custom of the port does not permit the bulk carrier's crew to open and close hatches and remove and replace any beams, then such activities shall be performed by shore labor for Buyer's account, and time used for such purpose shall not count as lay time used. Buyer shall open and close hatches on each hopper barge at Buyer's risk and expense and the time used for such purpose shall count as lay time used at the Port of Discharge.
To alleviate any additional costs which Buyer may incur
in opening and closing hatches and performing any other services related to the handling of hopper barges including tugs needed to move the barges (after the first movement) to and from the fleeting area, Seller shall pay Buyer a "Hopper Barge Service Fee" of $0.25 per WMT. The amount of this Service Fee may be reviewed at the request of either party after one (1) year from the first shipment.
 If the documented actual cost of opening and closing hatches and performing any other services specifically related to the normal handling of hopper barges including tugs needed to move the barges to and from the fleeting area varies substantially from $0.25 per WMT, Buyer and Seller shall discuss and agree on an appropriate increase or decrease in the Hopper Barge Service Fee.
5.6	Demurrage and Dispatch.
(a)	Bulk Carriers.  With respect to any cargo which
is not discharged from a bulk carrier within the allowed lay time, demurrage shall be payable by Buyer to Seller as per the applicable charter party or other ocean shipping arrangement, subject to a maximum of $7,500, calculated per running day of 24 hours (fractions pro rata). Seller shall pay Buyer dispatch money for lay time saved at the Port of Discharge as per the applicable charter party or other ocean shipping arrangement, subject to a maximum of $3,750, calculated per running day of 24 hours (fractions pro rata).

(b)	Hopper Barges.  With respect to any cargo which
is not discharged from the hopper barges within the allowed lay time, demurrage shall be payable by Buyer to Seller calculated per running day of 24 hours (fractions pro rata) at $0.50 per WMT based on the total bill of lading weight for each four barge shipment for the seventh and eighth day after tender of the Notice of Readiness.
 If the delay extends beyond the eighth day, then beginning on the ninth day demurrage shall be payable by Buyer to Seller calculated per running day of 24 hours (fractions pro rata) at $1.00 per WMT based on the total bill of lading weight for each four barge shipment. In the event that Buyer discharges the four barge cargo in less than six days after the Notice of Readiness, Seller shall pay Buyer dispatch money for lay time saved at the Port of Discharge calculated per running day of 24 hours (fractions pro rata) at $0.25 per WMT based on the total bill of lading weight for each four barge shipment. The amount of demurrage and dispatch on hopper barges as recited above may be reviewed at the request of either party after one (1) year from the first shipment.
(c)	Payment.  Any payments in respect of demurrage
or dispatch to be made by Buyer or Seller, as the case may be, pursuant to this Section shall be made promptly after the presentation of demurrage or dispatch calculations and supporting shipping documents, such as time sheets and statements of fact.
5.7	Vessel Characteristics.

(a)	Bulk Carriers.  Bulk carriers will be single
deck ore carriers (no tween deckers), having no shaft tunnels or center bulkheads in the holds, and with holds sufficiently wide to be opened for normal grab discharge to avoid abnormal trimming and Seller shall use all reasonable efforts to assure that Concentrates are not loaded in spaces which are not accessible for normal grab discharge; provided that, if Seller uses its best efforts to charter a bulk carrier having the characteristics described above but is unable to do so, Seller shall reimburse Buyer for any addi-tional discharging expense, demurrage incurred, or loss of dispatch resulting from such bulk carrier having different characteristics. In no event shall Seller enter into a long term charter party for a bulk carrier not having the characteristics described above. Buyer and Seller shall have the right to appoint a mutually acceptable qualified independent marine surveyor to survey any bulk carrier at the Port of Discharge in order to determine the extent to which such bulk carrier may be unsuitable for normal grab discharging and the amount, if any, of additional discharging expenses resulting from unsuitability, and such determination shall be final and binding on the parties hereto. If an independent marine surveyor is requested to survey any bulk carrier, (i) Seller shall pay the expenses of the independent marine surveyor if the independent marine surveyor determines that the bulk carrier is unsuitable for normal grab discharging and that additional discharging expenses will be incurred, and (ii) Buyer shall pay the expenses of the independent marine surveyor if the independent marine surveyor determines that the bulk carrier is suitable for normal grab discharging.
(b)	Hopper Barges and SPV's.  Hopper barges will be
single deck (without tween decks) and with holds sufficiently wide to be open for normal grab discharge to avoid abnormal trimming.
 Four hopper barges will be carried aboard the special purpose vessel and the total so carried will be considered a single shipment. Each hopper barge will carry between approximately 1,300 DMT's and 1,500 DMT's of Concentrates for a total shipment of between approximately 5,200 DMT's and 6,000 DMT's each voyage.
(c)	Vessel Requirements of General Applicability.
 Such bulk carriers, SPV's and hopper barges shall (i) carry all necessary certificates which are required to trade within Indonesian waters, and (ii) comply with all Government regulations, and, unless otherwise agreed, be classed +100A1 at Lloyds or equivalent, and shall be no more than 20 years of age (subject to Seller's compliance with the provisions of Section 7.1 setting forth Seller's responsibility for the payment of any overage premium for cargo insurance), and be insurable in the New York, London, or other internationally recognized insurance market.
Such vessels shall have specifications which conform to
the berth conditions set forth in Section 5.2 of this Agreement, unless otherwise mutually agreed. Such specifications shall be automatically updated during the term of this Agreement if Buyer's dedicated berth at the Port of Discharge is improved so as to be able to accept larger vessels.
Seller shall not charter or load Concentrates into
vessels from any shipping company as to which, because of its financial condition, there exists reasonable grounds for insecurity about the ability of such shipping company to carry out the normal execution of its shipping obligations.
5.8	Overtime.  Any overtime payable for discharging outside
normal working hours shall be paid by the party ordering such overtime, except that officer's and crew's overtime shall always be for Seller's account.

5.9	Port Charges.  Seller shall hold Buyer free and
harmless from all port charges, harbor dues, pilotage, crew's expense, light dues, the first movement of hopper barges to and from the fleeting area, and all other charges and dues customarily paid by a vessel at any Port of Discharge or alternate port as provided in Section 5.11.
Port charges associated with second and any subsequent
movement of hopper barges to and from Buyer's dedicated berth shall be for Buyer's account.
5.10	Title and Risk of Loss.  Title and all risks of loss
shall pass to Buyer as cargo progressively crosses the rail of the vessel at the Port of Loading. Except as provided in Section 7.4 (Insolvency Exclusion Clause) and except for sales made to MMC or to third parties as provided in Section 3.4 (Buyer's Inability to Receive Concentrates), Buyer agrees that throughout the term of this Agreement Buyer shall be absolutely and unconditionally committed to purchase, pay for and accept delivery of, all Concentrates as to which title and risk of loss have passed to Buyer. This provision is not intended to affect Buyer's Contractual Tonnage purchase obligation.
5.11	Alternate Port.  If the discharge of a cargo of
Concentrates at the Port of Discharge is affected by a strike or walk-out or by damage, whether from natural or other causes, to such Port of Discharge and the same has not been settled or repaired within 48 hours, Buyer shall notify Seller within 12 hours after the expiration of such 48 hour period, as to whether Buyer desires that (i) such vessel wait until such strike or walk-out is at an end or such damage is repaired, or (ii) such vessel proceed to an alternate safe port where it can safely unload the Concentrates. Promptly upon receipt of such notice from Buyer, Seller shall direct the vessel to comply with Buyer's notice provided that the Master of the vessel judges such port to be safe.
 If the vessel proceeds to wait at the Port of Discharge and discharging is delayed beyond the expiration of lay time, demurrage shall be payable by Buyer to Seller at one-half the rate specified in Section 5.6. If the vessel proceeds to an alternate safe port, there shall be no additional freight charge payable by Buyer unless the distance between the original Port of Discharge and the alternate port exceeds 100 nautical miles, in which event the additional freight in respect of the distance in excess of 100 nautical miles shall be payable by Buyer.

5.12	Stevedore Damages.  Damages caused by stevedores
nominated and/or appointed by Buyer shall be settled directly between the stevedores and the vessel owners; provided, however, Buyer shall remain financially responsible for such damages in the event the stevedores and the vessel owners fail to reach an agreement or the stevedores fail for any other reason to pay the vessel owner for such damages.
5.13	Jetty Damages.  Damages to the jetty caused by vessels
chartered by Seller shall be settled directly between Buyer and the vessel owner; provided, however, Seller shall remain financially responsible for such damage in the event Buyer and the vessel owner fail to reach an agreement or the vessel owner fails for any other reason to pay Buyer for such damages.
5.14	Use of Bulk Carrier's Discharging Gear.  Seller shall
have the right in its discretion to furnish bulk carriers (i) having discharging gear on board or (ii) having no discharging gear on board; provided, however, that such bulk carrier's discharging gear shall not hinder discharging operations by Buyer's shore cranes. Notwithstanding the above, should the bulk carrier's on board discharging gear hinder discharging operations, then Section 5.7(a) shall apply. In the event that Buyer desires to utilize the bulk carrier's discharging gear for discharging any cargo, Seller shall use its best efforts to obtain the ship owner's consent for such use. Buyer shall hold Seller harmless from all charges for or in connection with each cargo or portion thereof of Concentrates so discharged.

                      	ARTICLE 6
              	Scheduling and Shipments
6.1	Initial Inventory Period.  On or before November 1 of
the calendar year preceding the year in which Mechanical Completion is expected to occur, Buyer and Seller shall mutually agree upon the schedule of shipments of the quantities of Concentrates specified in Section 3.1 which are to be shipped during the Initial Inventory Period. Revisions to the schedule of shipments for the Initial Inventory Period shall be as mutually agreed upon by the parties.

6.2	First Contract Year.  Buyer shall provide to Seller on
or before November 1 of the calendar year preceding the year in which the first Contract Year is expected to begin, a preliminary monthly shipping schedule for the first Contract Year based on Buyer's then current projections for such period. The sum of the quantities reflected for all 12 months in such preliminary monthly shipping schedule for the first Contract Year shall not exceed the Annual Shipping Schedule Quantity for such Contract Year.
With respect to the first six months of the first
Contract Year, at least 60 days prior to the beginning of each month Buyer shall advise Seller in writing of its anticipated quantity requirements for such month. For the first six month period of the first Contract Year Buyer may change its monthly quantity requirements without any limit in the percentage change from one month to the next; provided, however, at least 30 days prior to the beginning of each month during the first six months of the first Contract Year Buyer shall furnish to Seller its final written declaration of its quantity requirements for such month.
 The month identified in such final written declaration for the shipment of particular cargoes shall be considered to be the Month of Scheduled Shipment with respect to such cargoes. In addition, the quantity recited in each such final declaration shall constitute the quantity of Concentrates which Buyer is obligated to purchase and which Seller is obligated to deliver during such monthly period.
With respect to the second six months of the first
Contract Year, at least 90 days prior to the beginning of each month Buyer shall advise Seller in writing of its anticipated requirements for such month. In providing such notice of anticipated requirements, Buyer shall limit the quantity variation for each such month so that it does not exceed plus 25% or minus 50% of the quantity which is set out with respect to the same month in the shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this Section
6.2. At least 60 days prior to the beginning of each month during the second six months of the first Contract Year Buyer shall furnish to Seller its final written declaration of its quantity requirements for such month so long as such declaration is within the variances specified above. The month identified in such final written declaration for the shipment of particular cargoes shall be considered to be the Month of Scheduled Shipment with respect to such cargoes. In addition, the quantity recited in each such final declaration shall constitute the quantity of Concentrates which Buyer is obligated to purchase and which Seller is obligated to deliver during such monthly period.

6.3	Second Contract Year.  Buyer shall provide to Seller on
 or before November 1 of the calendar year preceding the year in which the second Contract Year begins, a preliminary monthly shipping schedule for the second Contract Year based on Buyer's then current projections for such period. The sum of the quantities reflected for all 12 months in such preliminary monthly shipping schedule for the second Contract Year shall not exceed the Annual Shipping Schedule Quantity for such Contract Year.
At least 30 days prior to the beginning of each
consecutive three month period of the second Contract Year, Buyer shall furnish to Seller in writing the final declaration of its quantity requirements for each of such three calendar months. In providing such final declaration, Buyer shall limit the quantity variation for each such month so that it does not exceed plus 25% or minus 50% of the quantity which is set out with respect to the same month in the shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this
Section 6.3, and Buyer shall limit the quantity variation for each three month period so that it does not exceed plus 10% or minus 25% of the quantity which is set out with respect to the same three-month period in the shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this Section 6.3. The month identified in such final written declaration for the shipment of particular cargoes shall be considered to be the Month of Scheduled Shipment with respect to such cargoes. In addition, the quantity recited in each such final declaration shall constitute the quantity of Concentrates which Buyer is obligated to purchase and which Seller is obligated to deliver during such three month period.
6.4	Third Contract Year.	Buyer shall, if requested by
Seller, provide to Seller on or before November 1 of the calendar year preceding the year in which the third Contract Year begins, a preliminary monthly shipping schedule for the third Contract Year based on Buyer's then current projections for such period. The sum of the quantities reflected for all months in such preliminary monthly shipping schedule for the third Contract Year shall not exceed the Annual Shipping Schedule Quantity for such Contract Year; provided, however, Buyer will issue an adjusted monthly shipping schedule in such Contract Year if it elects to exercise its rights to an Inventory Allowance in accordance with the provisions of Section 3.3.

At least 30 days prior to the beginning of each
consecutive three-month period (except in the case of the final period which may be less than three months) of the third Contract Year, Buyer shall furnish to Seller in writing the final declaration of its quantity requirements for each of such three calendar months (which in the case of the final period shall be reduced to whatever lesser period remains in the third Contract
Year). In providing such final declaration, Buyer shall limit the quantity variation for each such month so that it does not exceed plus 25% or minus 25% of the quantity which is set out with respect to the same month in the shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this Section 6.4, and Buyer shall limit the quantity variation for each three-month period so that it does not exceed plus 10% or minus 25% of the quantity which is set out with respect to the same three-month or lesser period in such shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this Section 6.4. The month identified in such final written declaration for the shipment of particular cargoes shall be considered to be the Month of Scheduled Shipment with respect to such cargoes. In addition, the quantity recited in each such final declaration shall constitute the quantity of Concentrates which Buyer is obligated to purchase and which Seller is obligated to deliver during such three-month (or lesser) period.
6.5	Fourth and Subsequent Contract Years.  Buyer shall, if
requested by Seller, provide to Seller on or before November 1 of the calendar year preceding the commencement of the fourth and each subsequent Contract Year a preliminary monthly shipping schedule for the fourth (or subsequent) Contract Year based on Buyer's then current projections for such year. The sum of the quantities reflected for all months in such preliminary monthly shipping schedule for such Contract Year shall not exceed the Annual Shipping Schedule Quantity for such Contract Year; provided, however Buyer may issue an adjusted monthly shipping schedule in any such Contract Year in which it elects to exercise its rights to an Inventory Allowance in accordance with the provisions of Section 3.3.

 	At least 30 days prior to the beginning of each
calendar quarter of such Contract Year, Buyer shall furnish to Seller in writing the final declaration of its quantity requirements for each calendar month in such calendar quarter. In providing such final declaration, Buyer shall limit the quantity variation for each such month so that it does not exceed plus 25% or minus 25% of the quantity which is set out with respect to the same month in the shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this
Section 6.5, and Buyer shall limit the quantity variation for each three-month period so that it does not exceed plus 10% or minus 25% of the quantity which is set out with respect to the same three-month period in such shipping schedule which Buyer furnishes to Seller on or before November 1 pursuant to the first paragraph of this Section 6.5. The month identified in such final written declaration for the shipment of particular cargoes shall be considered to be the Month of Scheduled Shipment with respect to such cargoes. In addition, the quantity recited in each such final declaration shall constitute the quantity of Concentrates which Buyer is obligated to purchase and which Seller is obligated to deliver during such three-month period.
6.6	General. Seller shall deliver each shipment of
Concentrates reflected in the latest shipping schedule provided by Buyer in accordance with the provisions of this Article 6 during the month identified in such schedule, provided that Buyer uses all reasonable efforts to reflect in its shipping schedules the spreading of shipments as evenly as practicable throughout each Contract Year of the term of this Agreement taking into account Buyer's operational requirements. Any failure by Seller to comply with such schedule shall be governed by the provisions of Section
3.5. Any modifications of shipping schedules not provided for herein shall be in accordance with the mutual agreement of Buyer and Seller.
6.7	Buyer's Shipping Instructions and Documentation, Vessel
Information and Further Shipment Confirmation. Each party hereto shall provide to the other party hereto all shipping instructions and information, documentation, vessel information, arrival and departure information, tonnage figures, stowage plans and other information and papers reasonably requested by such other party to assure the orderly delivery of all Concentrates which are to be sold and delivered under this Agreement.

                        	ARTICLE 7
                        	Insurance
Seller shall effect cargo insurance with an internationally reputed insurance company(ies) on the following conditions:

7.1	Insured Value.  The insured value shall be 110% (one
hundred ten percent) of the value of the Concentrates as per the invoice for the provisional payment, subject to adjustment to the final value, as determined in accordance with this Agreement.
In the event that Seller's insurance company shall at
any time charge an overage premium on vessels which are over 15 years of age, Seller shall bear and pay the full amount of such overage premium without any obligation on the part of Buyer to reimburse Seller for any portion of such premium.
7.2	Insurance Coverage.  The insurance shall designate
Buyer or the collateral trustee or agent acting for the Project lenders who is designated by Buyer, as the loss payee(s). Such coverage shall be valid from the time when the Concentrates pass the ship's rail of the carrying vessel at the Port of Loading until final destination at the receiving smelter's warehouse and shall be effective under the terms of the Institute Cargo Clause (A) or its equivalent, average irrespective of percentage, including the risk of all fire or heating even when caused by inherent vice or spontaneous combustion, and Institute War Clause and Institute Strike, Riots and Civil Commotion Clauses or their equivalents.
7.3	Claims.  Claims for total or partial loss and/or damage
shall be payable based on the value as per the invoice for the provisional payment subject to later adjustment to the final value. Such claims shall also include expenditure directly associated with the loss (including but not limited to surveyor's fees and salvage and removal costs), if any, arising from such loss and/or damages. Any claim shall be payable in Dollars.
7.4	Insolvency Exclusion Clause.  The price of any cargo
shipped hereunder shall be reduced to the extent of any loss reasonably suffered by Buyer in any situation where all or any portion of a cargo insurance claim submitted by Buyer is denied for the reason that a shipment has been seized and the cargo sold or damaged due to the insolvency of the ship owner or carrier and Seller either knew or should have known that such insolvency might prevent the normal prosecution of the voyage.
7.5	Seller's Assistance.  If any Concentrates are lost or
damaged, Seller shall, upon the request of Buyer, assist in the recovery of the insurance from the insurers.

7.6	War Risk Premiums.  Seller shall bear the full cost of
the premiums for war risk insurance up to one percent (1%) of the estimated value of the Concentrates in any shipment. In the event such premiums exceed one percent (1%), Buyer and Seller will each pay one-half (1/2) of the excess cost over one percent (1%), with Seller including the charge for Buyer's one-half (1/2) of such excess premiums on its invoice to Buyer for the affected shipment(s). Notwithstanding the foregoing, Buyer and Seller may discuss and mutually agree on other alternatives such as not carrying war risk on any particular shipment(s) if they mutually agree in writing that the cost of such insurance is excessive.

                    	ARTICLE 8
                     	Price
8.1	Payable Copper.  Payable Copper shall mean 96.55% of
the full copper content (as ascertained by assay in accordance with
Article 13) of each DMT of Concentrates, subject to a minimum deduction of 1.05 units for the first five Contract Years. The definition of this term shall be reviewed prior to the end of the fifth Contract Year hereunder, and every five years thereafter in accordance with the provisions of Article 10.
8.2	Payable Gold.  Payable Gold shall mean 97.0% of the
full gold content (as ascertained by assay in accordance with
Article 13) of each DMT of Concentrates. The definition of this term shall be reviewed prior to the end of the fifth Contract Year hereunder, and every five years thereafter in accordance with the provisions of Article 10.
8.3	Payable Silver.  Payable Silver shall mean (i) 90% of
the full silver content (as ascertained by assay in accordance with the provisions of Article 13) of each DMT of Concentrates if the full silver content is greater than or equal to 30 grams per DMT of Concentrates, subject to a minimum deduction of 15 grams; and (ii) zero percentage (i.e. no payment) if such full silver content of each DMT of Concentrates is less than 30 grams. The definition of this term shall be reviewed prior to the end of the fifth Contract Year hereunder, and every five years thereafter in accordance with the provisions of Article 10.

8.4	Quotational Period.  Quotational Period shall mean,
with respect to Payable Copper in any portion of any shipment, the third calendar month following the month in which the Date of Arrival occurs, and with respect to Payable Gold and Payable Silver in any portion of any shipment, the Month of Scheduled Shipment.
8.5	Determination of Price.  The price of each shipment of
Concentrates sold hereunder shall be an amount equal to the sum of the following payments less the sum of the deductions set forth in
Article 9.
8.6	Copper Price.  Buyer shall pay for the Payable Copper
in Concentrates sold hereunder at a price equal to the daily official London Metal Exchange Grade A Settlement price (the "LME Copper - Grade A Settlement Price") quoted in Dollars, as published in "Platt's Metals Week" and averaged over the applicable Quotational Period.
8.7	Gold Price.  Buyer shall pay for the Payable Gold in
Concentrates sold hereunder at a price equal to the daily average of the London free bullion market "Initial" and "Final" quotations for gold (the "London Gold Price") quoted in Dollars, as published in "Platt's Metals Week" and averaged over the applicable Quotational Period.
8.8	Silver Price.  Buyer shall pay for the Payable Silver
in Concentrates sold hereunder at a price equal to the daily London bullion brokers spot price for silver quoted in Dollars, as published in "Platt's Metals Week" and averaged over the applicable Quotational Period.
8.9	Conversion to Dollars.  The prices of copper, gold and
silver, if quoted in any currency other than Dollars by "Platt's Metals Week" (or any other publication substituted for "Platt's Metals Week" by mutual agreement of Seller and Buyer), shall be converted daily during any applicable Quotational Period into Dollars by using the noon buying rate for the applicable currency for cable transfers as certified by the Federal Reserve Bank of New York for customs purposes. The average price for any such Quotational Period shall be calculated by totaling the Dollar equivalence of the daily prices during such period and dividing such total by the number of pricing days in such period.

8.10	Alternate Pricing.
(a)	Pricing Basis No Longer Published or No Longer
Representative. In the event that (i) "Platt's Metals Week" ceases to be published, or ceases to publish any quotation specified in this Article 8 for determining the prices for copper, gold or silver, or publishes and does not later correct an erroneous quotation for copper, gold or silver, of a value then being obtained for copper, gold or silver (as applicable), or (ii) it is the reasonable belief of Buyer or Seller that the quotations are no longer representative of the fair market values then being obtained by non-integrated mines for copper, gold and silver contained in copper concentrates, then, upon written notice by Seller or Buyer to the other, the parties shall promptly confer and agree on a new pricing basis for the Payable Copper, Payable Gold or Payable Silver in the Concentrates to be sold hereunder.
(b)	Interim Invoicing.  If Seller or Buyer shall
give notice as provided in Section 8.10(a), Seller shall have the right by written notice to Buyer to invoice provisionally at the "Interim Price" (as hereinafter determined) and Buyer shall thereafter pay, on the basis of the Interim Price until (i) Seller and Buyer shall reach agreement with respect to a new pricing basis for the metal concerned or (ii) a referee's decision shall have been made as hereinafter provided, whichever shall first occur.
The Interim Price shall be the applicable price(s) applied to the last previous shipment sold hereunder prior to such written notice.
(c)	Referral to Referees.   In the event that
within 60 days after the date of any notice pursuant to this
Section 8.10, Seller and Buyer shall not reach agreement regarding an appropriate basis for the fair market value of the copper, gold and/or silver content of the Concentrates to be sold hereunder, either Seller or Buyer shall have the right to refer the matter to the referee(s) as provided in Article 19 for the sole purpose of determining such basis or reference method.


                     	ARTICLE 9
 	Deductions for Smelting and Refining Charges and for Impurities
9.1	Smelting and Refining Charges for Part A Tonnage.
Subject to the provisions of Section 9.3 (Floor TC's and RC's) of this Agreement, the smelting and refining charge(s) applicable to
Part A Tonnage in each cargo of Concentrates delivered hereunder shall be determined as follows:
(i)	Initial Negotiation.  During the period January
1, 1998 through March 31, 1998 (or earlier with the approval of both parties) Seller and Buyer shall conduct negotiations in good faith for the purpose of reaching agreement by no later than March
31, 1998 on the following matters:
(a)	A percentage of the Payable Copper price
determined pursuant to Article 8, the applicable price range for such percentage and the associated (price participation) formula for smelting and refining charges for the Payable Copper price which is outside of such designated price range (or alternatively two or more different percentages of such Payable Copper price with a corresponding range of prices which are applicable to each such percentage) for each cargo of Concentrate sold hereunder during the period commencing with the first delivery of Concentrates hereunder and continuing through December 31, 2003, which shall constitute a combined smelting and refining charge for Part A Tonnage for such period; and
(b)	Whether or not gold and silver refining
charges will be applicable to Part A tonnage, and the amount (if any) of such charges applicable for the same period specified in
(a) above, all based on the generally prevailing market for price sharing type contracts.

Notwithstanding the above, each of Buyer and Seller shall have the right and option at any time within the 18 month period preceding the deadline date for reaching a negotiated agreement on such Part A Tonnage charges, to obtain from a third party and submit a copy thereof to the other party hereto a written competitive offer(s) satisfying the following criteria: (1) in the case of Buyer, a bona fide offer to sell and deliver copper concentrates to the Gresik smelter or, in the case of Seller, a bona fide offer to purchase from Seller copper concentrates produced from Seller's mines and processing facilities in Indonesia, (2) having a term or duration of five (5) years or more,
(3) having commercial smelting and refining terms based on a price sharing formula and not having other commercial terms and conditions which have the effect of distorting the level of such smelting and refining charges (such as inadequate price adjustments and penalties to appropriately reflect variances in concentrate quality, or exceptionally high or low percentages of payable metals), and (4) the party tendering such offer may not be an Affiliate of the party hereto which is receiving the offer or have any financial linkages to the party hereto receiving such offer which could affect the commercial terms offered. The sum of the tonnage represented by the competitive offers shall be a quantity which is greater than or equal to 100,000 DMT's per year (i.e. the average annual quantity during the first five years covered by such offer) with no single offer representing less than 50,000 DMT's per year (based on the same calculation of the average annual quantity). Unless the parties otherwise agree, if more than one offer is submitted by a party hereto and the terms offered in such offers are not identical to each other, the submitting party must assure that they are structured in a manner whereby a combined weighted average of the smelting and refining charge terms can be readily calculated from the face of such offers.
The party hereto which is the recipient of a competitive offer(s) submitted to it by the other party hereto in accordance with the preceding paragraph shall have a period of three (3) months following its receipt of such offer(s) to decide whether to accept the smelting and refining charges reflected in such offer(s) as a whole (which shall be the combined weighted average thereof if more than one competitive offer has been submitted) or to reject such charges as a whole. The failure of the party receiving such offer(s) to agree to the charges contained in such offer(s) as a whole within such three (3) month period of time shall constitute a rejection of such charges.

During the period when such offer(s) is (are) under consideration, Buyer and Seller may by mutual agreement have discussions to determine whether a compromise is feasible on such smelting and refining charges for the Part A Tonnage (i.e. whether a solution other than the acceptance of the offered charges is feasible), but neither party shall be obligated to compromise. In the event that the party to whom such third party offer(s) was submitted submits its own third party offer(s) to the other party hereto meeting all of the above described criteria and quantity requirements within the above described three (3) month evaluation period and the smelting and refining charges contained in such subsequent offer(s) is (are) more favorable to the party submitting such subsequent offer(s), then Buyer and Seller shall immediately conduct good faith negotiations to resolve the differences between such offers in an effort to reach agreement upon the smelting and refining charges which will be applicable from the initial delivery of Concentrates hereunder through December 31, 2003. If agreement is not reached as a result of such negotiations by the end of a period of 3 months following the first submittal of a third party offer in accordance with this Section 9.1(i) or by the end of such other period as is mutually agreed upon, Buyer and Seller may by mutual agreement (but shall not be obligated to) submit such third party offers or sets of offers to a referee(s) for final determination in accordance with the provisions of Article 19, and in such event the referee(s) shall take into account the two (2) offers or sets of offers which have been submitted and decide the Part A Tonnage smelting and refining charges which shall be applicable from the initial delivery of Concentrates hereunder through December 31, 2003. If there is no mutual agreement following such negotiation regarding the two (2) third party offers or sets of offers and if the parties do not decide to have a referee(s) determine such charges, then the same consequences shall apply as are set forth in the penultimate (next to last) paragraph of this Section 9.1(i).
If the recipient of a third party offer(s) submitted to it by the other party hereto agrees to accept such Part A Tonnage smelting and refining charges as a whole, if mutual agreement is reached on such smelting and refining charges, or if the referee resolves the two (2) offers or sets of offers, then such smelting and refining charges shall be applicable to all of the Part A Tonnage commencing with the first delivery of Concentrates hereunder and continuing through December 31, 2003.

If the recipient of such offer(s) rejects such smelting and refining charges (either expressly or impliedly), or if Buyer and Seller shall otherwise fail to agree upon the above specified smelting and refining charges for Part A Tonnage prior to March 31, 1998, then notwithstanding anything contained in this Agreement to the contrary, provided that offers (i.e. by Buyer or Seller) or third party offers (i.e. the third party offers which are specifically described above) have been submitted in good faith by both parties, Seller shall be relieved from the obligation to sell and deliver to Buyer and likewise Buyer shall be relieved from the obligation to purchase, pay for and accept delivery from Seller of fifty percent (50%) of the Part A Tonnage, in the case of the failure of the parties to agree or, in the case of the rejection of a third party offer(s), a quantity of Concentrates selected by the party rejecting the smelting and refining charges contained in the third party offer(s) which shall be equal to either (a) fifty percent (50%) of the Part A Tonnage, or (b) the annual quantity represented by the competitive third party offer(s). Either of such quantity reductions shall be hereinafter referred to as the "Permanent Holiday Tonnage"; and in either situation the reduction shall commence on January 1, 1999 and continue for the remainder of the term of this Agreement. If the rejecting party fails to notify the party which submitted the offer(s) within thirty (30) days of its rejection, with respect to its selection of the (a) or (b) quantity, then (a) shall apply. In the event of such a reduction, the smelting and refining charges which are applicable to the Part B Tonnage shall apply to one hundred percent (100%) of the Part A Tonnage during the period from the first shipment hereunder through December 31, 1998, and to the portion of the Part A Tonnage which does not constitute the Permanent Holiday Tonnage from January 1, 1999 through December 31, 2003.
If the smelting and refining charges for Part A Tonnage for the period from the date of the initial shipment hereunder through December 31, 2003 are not resolved prior to the time of the initial shipment hereunder, then any shipments of Concentrates which are delivered prior to such final resolution shall utilize the Part B Tonnage smelting and refining charges, and as soon as a resolution is reached a retroactive adjustment payment shall be made with respect to all shipments on which a payment is made between the date of the first shipment hereunder and the date of the final resolution for the amount of the difference between the pricing based on the Part B Tonnage smelting and refining charges and the pricing based on the finally resolved Part A Tonnage smelting and refining charges.

(ii) Subsequent Negotiations.	In the event Buyer and
Seller determine or reach agreement on the smelting and refining charges for the Part A Tonnage in accordance with Section 9.1(i) as a result of negotiations, as a result of the acceptance of the smelting and refining charges contained in a third party offer(s) or with the referee resolving the differences between two (2) third party offers or sets of offers, then on or before March 31, 2003 and on or before March 31 of each fifth year thereafter, Buyer and Seller shall comply with the procedures set forth in Section 9.1
(i) including but not limited to the obligations associated with the right of each party to submit a third party offer(s) in order to determine the smelting and refining charges which will be applicable to the Part A Tonnage for the five (5) Contract Years commencing on January 1, 2004 with respect to the first such settlement under this Section 9.1(ii), and with the same timing to apply to each subsequent five (5) Contract Years, mutatis mutandis. If as a result of the compliance by Buyer and Seller with the procedures provided for in the immediately preceding paragraph of this Section 9.1(ii): (i) Buyer and Seller mutually agree on the smelting and refining charges which shall be applicable for the ensuing five (5) Contract Years, (ii) Buyer or Seller agrees to the smelting and refining charges for such period contained in a third party offer(s) submitted to it by the other party hereto, or (iii) the referee resolves the differences between two (2) offers or sets of offers, all in the manner provided in
Section 9.1(i), then upon the occurrence of any of such events the smelting and refining charges as so determined shall be applicable to all Part A Tonnage for the ensuing five (5) Contract Years.
In the event the Part A Tonnage has not previously been reduced due to the failure of the parties to agree on smelting and refining charges, and in any subsequent five (5) year negotiation agreement is not reached utilizing the Section 9.1(i) procedures, then notwithstanding anything to the contrary recited above in this
Section 9.1(ii) Buyer and Seller shall determine the amount of the Permanent Holiday Tonnage reduction in accordance with the procedures set forth in Section 9.1(i), and a Part A Tonnage reduction equal to such Permanent Holiday Tonnage shall be effective from the commencement of the applicable ensuing five (5) Contract Years through the end of the term of this Agreement, and in such event the smelting and refining charges which are applicable to the Part B Tonnage for each of the ensuing five (5) Contract Years shall apply during each of the ensuing five (5) Contract Years to the portion of the Part A Tonnage which does not constitute the Permanent Holiday Tonnage.

In the event a Permanent Holiday Tonnage reduction of Part A Tonnage has occurred, either under Section 9.1(i) or Section 9.1(ii), then notwithstanding anything to the contrary recited in this Section 9.1(ii), Buyer and Seller shall meet at such times as may be mutually agreed and conduct negotiations in good faith and conclude such negotiations by March 31 of each fifth year thereafter (i.e. 2003, 2008 and so on, as applicable) with respect to: (a) a percentage of the Payable Copper price determined pursuant to Article 8, the applicable price range for such percentage and the associated (price participation) formula for smelting and refining charges for the Payable Copper price which is outside of such designated price range (or alternatively two or more percentages of such Payable Copper price with a corresponding range of prices which are applicable to each such percentage) which shall constitute a combined smelting and refining charge during the ensuing five (5) Contract Years for the portion of the Part A Tonnage which does not constitute the Permanent Holiday Tonnage, and (b) whether or not gold and silver refining charges will be applicable during such five (5) Contract Years period to such Part A Tonnage and, if they are determined to be applicable based on the generally prevailing market, the amount of such charges. If agreement is reached in accordance with the foregoing provisions of this paragraph, the agreed upon charges shall be applicable to the above specified Part A Tonnage for the ensuing five (5) Contract Years. If despite such good faith negotiations mutual agreement on such charges is not reached between Buyer and Seller by March 31 of such year, then the smelting and refining charges which are applicable to the Part B Tonnage during each of the ensuing five
(5) Contract Years shall apply to such Part A Tonnage for each of such ensuing five (5) Contract Years.

(iii) Agreements Required if Permanent Holiday
Reduction Effected.	If a reduction in Part A Tonnage is effected as
a result of the application of this Section 9.1, then
notwithstanding anything to the contrary recited in Section 6.6 or any other provision of this Agreement, from and after the effective date of such reduction any changes to the shipping schedule provided by Buyer by November 1 of each year shall be by mutual agreement. In the event of such reduction, Buyer and Seller shall also promptly discuss and agree upon an appropriate amendment to this Agreement reflecting the change which has occurred in the nature of this Agreement. Such amendment shall consist of the following items: (1) the adoption of a simplified procedure to determine the Contractual Tonnage figure, which is fair and reasonable to both parties, (2) proper revisions to the alumina penalty due to the possibility of blending of the Concentrates with copper concentrates supplied by third parties, and (3) the establishment of audit procedures to verify that Buyer's third party purchases are and continue to be in accordance with generally accepted international business practices and on competitive world market terms and conditions at the time of sale or contract.
9.2	Smelting and Refining Charges for Part B Tonnage.
(i) Smelting Charge, Payable Copper Refining Charge and Price Participation Terms for Part B Tonnage. Subject to the provisions of Section 9.3 (Floor TC's and RC's) and Article 10
(review of commercial terms) of this Agreement, the smelting charge, the Payable Copper refining charge and the price participation terms applicable to Part B Tonnage in each cargo of Concentrates delivered hereunder shall be determined as follows:

(a)	Determination on Basis of Weighted Average of
Eligible Reference Contracts.  The smelting charge, the Payable
Copper refining charge and the price participation terms applicable to Part B Tonnage for each calendar year shall be determined by calculating the weighted average of each of such terms as contained in each of three (3) separate groups of Reference Contracts, the first group being those eligible designated Reference Contracts submitted by Seller, the second group being those eligible designated Reference Contracts submitted by Buyer, and the third group being the Ertsberg Concentrate Agreement and the MMC
Concentrate Agreement (in each case as referred to in item (viii)
of the definition of "Contracts Criteria" in Appendix "A" hereto)
and then calculating the combined weighted average of such three
(3) groups of Reference Contracts for each such term (with equal weight being given to each of the three groups), all in accordance with the procedures described in this Section 9.2(i), and the weighted average figures for the above identified terms which are determined every calendar year thereafter shall be applicable to
50% of the Part B Tonnage for the Contract Year in which the determinations are made and also to 50% of the Part B Tonnage for the following Contract Year. Notwithstanding the above: (1) as to shipments made during the portion of a calendar year which is prior to completion of the annual determination in accordance with the process set forth in (b) through (f) of this Section, such terms shall be as provided for in subsection (h) of this Section 9.2; (2) the weighted average figures for the above identified terms which are determined preceding the commencement of the first Contract
Year shall be applicable to 100% of the Part B Tonnage for the calendar year which includes the Initial Inventory Period and the beginning of the First Contract Year; (3) the weighted average figures for the above identified terms which are determined
following the commencement of the first Contract Year shall be applicable to 100% of the Part B Tonnage for the calendar year which includes both the end of the First Contract Year and the beginning of Second Contract Year; and (4) the weighted average figures for the above identified terms which are determined following the commencement of the second Contract Year and which shall be applicable to 100% of the Part B Tonnage for the calendar year which includes both the end of the Second Contract Year and all of the third Contract Year, shall also be applicable to 50% of the Part B Tonnage for the fourth Contract Year.
  		(b)	Selection of Auditor.  As early as practicable
during the first three months of each calendar year (including but not limited to any calendar year comprising a Contract Year) Buyer and Seller shall select by mutual agreement and retain an internationally recognized auditor to perform the responsibilities of the auditor as specified in this Section 9.2(i). Such auditor's fees and expenses shall be borne equally by the parties. At the time the auditor is retained such auditor shall be provided with a copy of this Agreement on a strictly confidential basis for use in its work hereunder.
Prior to such selection of the auditor, and as soon as practicable following the date of execution of this Agreement, Seller shall develop guidelines and hypothetical examples for use by the auditor in order for such auditor to efficiently and properly perform its duties and responsibilities hereunder, and Seller shall review with Buyer such guidelines and hypothetical examples, and obtain Buyer's concurrence which shall not be unreasonably delayed or withheld, prior to submitting them to the auditor.

(c)	Determination of Eligibility for Designated
Reference Contracts. Within three (3) Business Days following the commencement of the third month of each calendar year except as contemplated in item (ix) of the definition of Contracts Criteria in Appendix "A" hereto, commencing with calendar year 1998 (or such later calendar year in which the first delivery of Concentrates to the Facilities is expected to occur), each of Seller and Buyer shall designate as many concentrate sales and/or purchase agreements to which it is a party (or, in the case of Buyer, to which MMC is a party) as exist up to a maximum of three (3) such agreements which such party believes are eligible Reference Contracts, meaning Reference Contracts which satisfy all of the Contracts Criteria. If Buyer or Seller, in its good faith judgment, believes that it has three (3) or less eligible Reference Contracts satisfying all of the Contracts Criteria, such party shall designate all such Reference Contracts that it does have.
Each party's designations shall be in writing and delivered by express courier service or facsimile to the auditor. Each such designation shall clearly identify the Reference Contract being designated. Such identification shall include, at a minimum, the name of the agreement, the name of the buyer(s) and the seller(s), the effective date and duration of the agreement and the contractual tonnage for the annual period which is covered by the "Current Settlement" (excluding any tonnage which will be shipped during periods beyond the first annual period following such settlement). The phrase "Current Settlement" shall mean a settlement of the commercial terms identified above which is concluded during the period from October 1 of the immediately preceding year to March 1 of the current year except as contemplated in item (ix) of the definition of Contracts Criteria in Appendix "A" hereto, which applies to tonnage being utilized by the designating party in its weighted average calculations and which tonnage is obligated to be shipped under such agreement during the annual period covered by such settlement.
Each designation shall be accompanied by a written certification signed by an authorized representative of the designating party that such designated Reference Contract satisfies all of the Contracts Criteria including a brief explanation as to why each Contracts Criteria has been satisfied. A copy of each such Reference Contract shall be provided to the auditor on a strictly confidential basis together with the designation, certification and explanations for such Reference Contract.
Each party shall simultaneously provide to the other party a copy of the designation, certification and explanations for each Reference Contract which it designates but not a copy of the Reference Contract being designated. The party receiving the designation and accompanying materials shall have seven (7) Business Days following its receipt of such designation and accompanying materials to provide to the auditor by express courier service or facsimile any comments or objections it may have regarding the eligibility of such designated Reference Contract (with a copy to the designating party).

Based on the auditor's determination as to whether or not each designated Reference Contract satisfies all of the Contracts Criteria, such auditor shall notify both parties of the acceptance as eligible or rejection as ineligible of each designated Reference Contract. In order to expedite the completion of the auditor's work, the auditor may, if it so desires, provide a notice of acceptance or rejection as soon as it determines that a Reference Contract is eligible or ineligible without waiting for the completion of its evaluations of other Reference Contracts. If a party which has one or more of its designated Reference Contracts rejected has one or more other Reference Contracts which it has not previously designated and which it believes to satisfy all of the Contracts Criteria, then such affected party shall within three (3) Business Days following its receipt from the auditor of a rejection notice designate either a single substitute Reference Contract or two (2) such substitute Reference Contracts (designating one as its first preference and the other one as its second preference), in the same manner as the original designation. If a party whose Reference Contract(s) was (were) rejected has two (2) or more other concentrate purchase or sale agreements which it believes qualify as Reference Contracts, it shall be obligated to designate two (2) substitute Reference Contracts (with its first and second preferences indicated to the auditor). The auditor shall evaluate the second preference substitute Reference Contract only if required for the party who submitted such second substitute Reference Contract to have the full number of eligible Reference Contracts. If notwithstanding the submittal of such substitute Reference Contract(s) the auditor does not rule as eligible the full number of Reference Contracts for a party, then the remaining Reference Contracts which were submitted by such party and which are determined to be eligible shall be used exclusively in such party's weighted average determinations.

Notwithstanding anything to the contrary recited in this
Section 9.2(i), each calendar year each party shall have the option of making one but not more than one discretionary change in its designations of eligible designated Reference Contracts. A designated Reference Contract which is eligible for one or more years but which subsequently expires or is terminated, under which a Current Settlement is not made, or which no longer satisfies all of the Contracts Criteria, shall be deleted as one of such party's eligible designated Reference Contracts, but such deletion and any substitution therefor shall not be considered to be a discretionary change for purposes of this paragraph.
(d)	Calculation of Weighted Average Figures for
Each Party's Eligible Reference Contracts. Upon completion of the review of all designated Reference Contracts by the auditor, if Buyer or Seller has received a ruling from the auditor that at least one of its designated Reference Contracts is eligible, then such party shall promptly calculate the weighted average figure for each of the above identified terms taking into account the Current Settlement which is applicable to all eligible tonnage (i.e. the tonnage which is being sold by Seller or purchased by Buyer or MMC) to be delivered under all of its eligible designated Reference Contracts during the annual period covered by such Current Settlement. Such calculations, the results thereof and a brief explanatory report of how each figure was determined shall be furnished to the auditor (with a copy sent to the other party) within five (5) Business Days following the completion of the auditor's rulings on all designated Reference Contracts.
If either Seller or Buyer is unable to designate any Reference Contracts satisfying all of the Contracts Criteria, or the auditor does not rule as eligible any of such designated Reference Contracts, then such party's concentrate sales agreements shall not be taken into account in making the combined weighted average determinations under this Section 9.2.

The weighted average figure for the smelting charge shall be calculated separately from the weighted average figure for the Payable Copper refining charge. In the event that the smelting charge and the Payable Copper refining charge is expressed on a combined smelting and refining charge basis in any eligible designated Reference Contract, the smelting charge shall be calculated separately from the Payable Copper refining charge for such Reference Contract in a manner which allows direct comparison of the smelting and Payable Copper refining figures on a similar number basis. In other words, the number of Dollars used for a smelting charge shall equal the number of tenths of a cent used for the refining charge. For example, in an eligible designated Reference Contract which recites a combined smelting and refining charge of $0.20 per pound of Payable Copper for copper concentrates with a 44% copper grade and with a Payable Copper figure of 96.5%, such combined smelting and Payable Copper refining charge shall be converted to a $97.00 smelting charge and a $0.097 Payable Copper refining charge, and such latter figures utilized in the weighted average calculations for the smelting charge and the Payable Copper refining charge for such Reference Contract.
With respect to calculation of the weighted average figures
for price participation, for each eligible designated Reference Contract the price participation shall be determined for each price of copper and averaged together on a weighted average basis. An illustration of the proper method for each party to use in calculating its weighted average figure for price participation is set out on Appendices (C) and (D).
(e)	Calculation of Weighted Average Figures for the
Ertsberg Concentrate Agreement and MMC Concentrate Agreement. At the same time that Seller calculates and furnishes to the auditor the weighted average figures for its own eligible designated Reference Contracts, Seller shall separately calculate and furnish to the auditor (with a copy to Buyer) a weighted average figure for each of the above identified terms together with a brief explanatory report, taking into account all quantities covered by Seller's Current Settlement under (1) the Ertsberg Concentrate Agreement, plus (2) the MMC Concentrate Agreement. For purposes of these Section 9.2(i) calculations, both of these contracts (including their successors as described in the definitions of such Agreements) shall be deemed to be eligible designated Reference Contracts. The provisions of subsection (d) governing how such calculations will be made shall also apply to the calculation of the weighted average figures for this group of eligible designated Reference Contracts.
If only one of the two (2) above identified agreements is in effect for the calendar year under consideration, or if a Current Settlement has been made under only one of such agreements, then only the figures reflected in such agreement which has been currently settled shall be utilized. If neither of such two agreements is in effect for such calendar year or if no Current Settlement has been effected under such agreement(s) for such calendar year, then such concentrate sales agreements shall not be taken into account in making the weighted average determinations under this Section 9.2(i).

Each party, within five (5) Business Days following receipt of the weighted average figures, supporting calculations and explanatory reports produced by the other party, shall furnish to the auditor for its consideration any questions, comments or objections it may have regarding such figures, calculations and reports produced by the other party.
(f)	The Auditor's Preliminary and Final
Determinations. The auditor, promptly after receiving the above described weighted average figures and supporting calculations and explanations, and any comments or objections made by the non-submitting party, shall evaluate such information and then make any adjustments it deems appropriate to each party's calculations.
Such adjustments may be made by the auditor if the auditor finds simple mathematical errors, errors resulting from a misinterpretation of this Section 9.2(i), errors resulting from a misinterpretation of any eligible designated Reference Contract, errors due to the failure to take into account factors which unreasonably distort a figure being utilized by a party in its calculations or for other reasons deemed appropriate by the auditor.
The auditor shall then issue to both parties a preliminary report reciting its determination as to each weighted average figure (including an explanation of any adjustments which it has made) for each of the three above described groups of Reference Contracts. The auditor shall simultaneously calculate and include in its preliminary report a weighted average figure for each of the above described terms, giving equal weight to each of the three separate groups of Reference Contracts without consideration of the tonnage included in any of the three constituent weighted average figures [e.g., (Group 1 Weighted Average Smelting Charge Figure x 1/3) + (Group 2 Weighted Average Smelting Charge Figure x 1/3) + (Group 3 Weighted Average Smelting Charge Figure x 1/3) = Weighted Average Smelting Charge Figure]; provided, however, if one or more of the three groups of Reference Contracts is not to be taken into account in making the weighted average determinations hereunder, then the weighted average shall be determined by the auditor by giving equal weight to each of the remaining category(ies) of Reference Contracts.
Each party shall have five (5) Business Days following receipt of the auditor's preliminary report of the weighted average figures for each of the above recited terms to submit to the auditor any comments or objections which it may have to such figures and report. The auditor shall promptly consider such comments or objections and submit its final combined weighted average figures and final report to the parties.

(g)	Effect of Final Report and Retroactive
Adjustment. The combined weighted average figures reflected in the auditor's final report shall constitute the smelting charge, the Payable Copper refining charge and the price participation terms applicable to Part B Tonnage in each cargo of Concentrates delivered hereunder during the then current calendar year. Such terms shall be reflected in all invoices for shipments following issuance of the final report and shall be made retroactive to the first day of the calendar year. An adjustment statement with accompanying invoice or payment, as appropriate, shall be issued by Seller as soon as practicable following Seller's receipt of the final report, to reflect any differences between the amount of the payments previously made by Buyer based on the interim terms which are applicable between the first day of the calendar year and the date of the adjustment, and the amounts which are applicable to such periods based on the final report of the auditor.
(h)	Interim Terms Governing the Period Prior to
Final Report Issuance. The smelting charge, the Payable Copper refining charge and the price participation terms applicable to the Part B Tonnage for any period of any calendar year prior to the issuance of the auditor's final report for such year with respect to any portion of the Part B Tonnage as to which the above identified terms have not yet been determined, shall be: (i) with respect to the initial annual determination for 1998 (or such later calendar year in which the first delivery of Concentrates to the smelter is expected to occur), the weighted average of (a) the smelting and Payable Copper refining charge and price participation terms reflected in the most recent Part B settlement under the Ertsberg Concentrate Agreement, and (b) the smelting and Payable Copper refining charge and price participation terms reflected in the most recent settlement under the MMC Concentrate Agreement, utilizing the quantity which has been settled in the most Current Settlement for MMC's account under each such agreement, and (ii) with respect to the annual determinations for all subsequent calendar years, the smelting and Payable Copper refining charge and price participation terms applicable hereunder for the immediately preceding calendar year.

(ii) 	Payable Gold and Payable Silver Refining
Charges for Part B Tonnage. The Payable Gold refining charge for all Part B Tonnage shall be $6.00 per ounce of Payable Gold, and the Payable Silver refining charge for all Part B Tonnage shall be $0.35 per ounce of Payable Silver.
9.3	Minimum Smelting and Refining Charges; Possible
Recoupment of Lost Revenues. Notwithstanding anything to the contrary recited in this Agreement, if at any time during the period commencing with the first shipment hereunder during the Initial Inventory Period and ending with the ninth anniversary of the Commencement of Commercial Operations, the smelting and refining charges for all payable metals (copper, gold and silver) and any applicable price participation (on a combined basis) for the average of the Part A Tonnage and the Part B Tonnage are below $0.21 per pound of Payable Copper, then the smelting and refining charges for all such payable metals including any applicable price participation (on a combined basis) for the average of the Part A Tonnage and the Part B Tonnage shall be $0.21 per pound of Payable Copper (the "Floor TC's and RC's"). The applicability and amount of the Floor TC's and RC's shall be determined on a shipment-by-shipment basis and reflected on Seller's final invoice for each shipment of Concentrates hereunder, whenever the Floor TC's and RC's are applicable.
At least 180 days prior to the ninth anniversary of the Commencement of Commercial Operations, Seller and Buyer shall meet for the purpose of negotiating and agreeing upon a new "Floor TC's and RC's" figure which shall be at a level which is sufficient to cover all projected costs of debt service, if any, associated with the Project Loans or any refinancing thereof, and cash operating costs. Such new Floor TC's and RC's figure shall remain in effect from the ninth anniversary to the fifteenth anniversary of the Commencement of Commercial Operations, and so long thereafter as mutually agreed upon at the time such negotiation takes place, it being understood that neither party shall propose to extend the applicability of such Floor TC's and RC's beyond such fifteenth anniversary any longer than is necessary to fully repay the Project Loans or any refinancing thereof. If for any reason agreement on such figure is not reached by 90 days prior to the ninth anniversary date, such figure shall be determined by arbitration (and giving effect to the requisite level thereof contemplated by this paragraph) in accordance with the provisions of Article 20 of this Agreement. Such Floor TC's and RC's figure shall be subject to the required approval of the Government, which approval Seller shall seek to procure on a timely basis in good faith.

If at any time (i) MMC has received an average annual
simple return of 13% on its total capital contribution (which includes subordinated loans) and Seller has been reimbursed for all return amounts which it previously assigned to MMC, sample calculations of which occurrences are set forth on Appendix "B" hereto, and (ii) the smelting and refining charges for all payable metals (on a combined basis) for the Part A Tonnage and the Part B Tonnage shall be more than $0.10 per pound of Payable Copper above the Floor TC's and RC's, then to the extent necessary to reimburse Seller for any loss of revenues in prior periods due to the application of the Floor TC's and RC's in accordance with the foregoing paragraphs of this Section 9.3, the smelting and refining charges for all payable metals (on a combined basis) for Part A Tonnage and Part B Tonnage shall be $0.10 per pound of Payable Copper above the Floor TC's and RC's. The reference in (i) above to MMC and Seller shall in each case be inclusive of any successor to each such entity.
The calculation of such return on equity positions
shall be the responsibility of Buyer. Such calculation shall be made not less frequently than once per year following the Commencement of Commercial Operations, and not less frequently than once per calendar quarter when Buyer determines in good faith that such return will be realized in less than one year; and a copy shall be furnished to Seller. Seller shall have the right to conduct an annual audit of Buyer's calculations, including the information supporting the figures reflected in such calculation, and Buyer shall make such information and calculation available to Seller. The parties shall promptly resolve any disagreements regarding such calculation.
9.4	Deductions for Impurities.  The following amounts, if
applicable pursuant to Section 12.5, shall be deducted from the Seller's final invoices for each cargo of Concentrates sold hereunder. The amounts stated below are deductions per DMT of Concentrates in such cargo.
As:		If the arsenic assay exceeds 0.2 unit,
$2.50 for each 0.1 unit of such excess
(fractions pro rata).
Bi:		If the bismuth assay exceeds 0.05 unit,
$0.30 for each 0.01 unit of excess
(fractions pro rata).
Sb:		If the antimony assay exceeds 0.1 unit,
$0.50 for each 0.01 unit of such excess
(fractions pro rata).

Cl:		If the chlorine assay (other than for
possible seawater contamination) exceeds
0.05 unit, $0.50 for each 0.01 unit of
such excess (fractions pro rata).
Pb:		If the lead assay exceeds 1 unit, $1.50
for each one unit of such excess
(fractions pro rata).
Zn:		If the zinc assay exceeds 3 units, $1.50
for each one unit of such excess
(fractions pro rata).
Ni plus Co:	If the nickel plus cobalt assay exceeds
0.5 unit, $0.30 for each 0.1 unit of such
excess (fractions pro rata).
F:		If the fluorine assay exceeds 330 ppm,
$0.10 for each 10 ppm of such excess
(fractions pro rata).
Hg:		If the mercury assay exceeds 10 ppm, $0.20
for each 1 ppm of such excess (fractions
pro rata).
Alumina:	If the alumina assay (A1 x 1.8889) over
three consecutive calendar months averages (on
a weighted average basis) in excess of 3%,
$3.00 for each 1% of such excess (fractions
pro rata).  This penalty may be reviewed at
the end of the fifth Contract Year upon the
request of either party upon furnishing a
written request to do so to the other party.
9.5	Exclusive Remedy.  The deductions per DMT of
Concentrates set forth in Section 9.4 shall be the Seller's sole obligation and the Buyer's exclusive remedy for the quality of or the impurities in the Concentrates, except as otherwise expressly provided in Sections 2.3, 2.5 and 9.7.

9.6	General Provisions Applicable to Smelting and Refining
Charges. For purposes of computing the smelting and refining charges applicable to each cargo sold under this Agreement, each of the different smelting and refining charges shall be applied proportionately to the total quantity of such cargo. For example, during all periods of time when agreement is in effect with respect to the smelting and refining charges applicable to all of the Part A Tonnage, for each cargo of Concentrates sold, 50% of the smelting and refining charges shall be computed in accordance with the provisions of this Article 9 governing Part A Tonnage, 50% of the smelting and refining charges shall be computed as provided in accordance with the provisions of this Article 9 governing Part B Tonnage; and the weighted average of the two calculations shall be the smelting and refining charges applicable to that cargo (subject to adjustment in accordance with Section 9.3, if applicable).
All commercial terms and conditions applicable to Concentrates sold hereunder during the first calendar year portion of the first Contract Year shall also be applicable to the sale of Concentrates to Buyer during the Initial Inventory Period except as specifically provided in Section 9.1.

9.7	Special Provisions Applicable to Concentrates with
Copper, Gold and/or Silver Outside the Five-Year Expected Analysis. If the average analysis of copper, gold and/or silver contained in the total quantity of Concentrates delivered hereunder with respect to any consecutive three (3) calendar months is outside the ranges of the Five-Year Expected Analysis provided by Seller to Buyer in accordance with the provisions of Section 2.2 for the then current five (5) Contract Year period, then upon the written request of either Seller or Buyer, Buyer and Seller shall promptly meet for the purpose of mutually agreeing on adjustments to the smelting and refining charges (including consideration of price participation terms) and to the definition of the payable metal(s) which is (are) outside such five (5) year range to a level which is equivalent to the world market smelting and refining charges and payable metals definitions for copper concentrates of the same quality. If the parties cannot agree on such adjustments within 30 days from the date of the first meeting held for such purpose, then the parties shall mutually refer the matter to the referee(s) under Article 19. Pending resolution of such adjustments, the current smelting and refining charges and payable metals definitions applicable to Concentrates having copper, gold and silver within the then current five (5) year specifications shall be utilized in calculating payments for shipments hereunder, with an appropriate retroactive adjustment made as soon as the adjustments are determined (with interest at the 60 day LIBOR rate plus 0.5% per annum). The provisions of this Section shall not be applicable to those quantities of Concentrates delivered by Seller and which are within the Five-Year Expected Analysis ranges provided by Seller to Buyer in accordance with the provisions of Section 2.2 for the then current five (5) Contract Year period. Any adjustment to smelting and refining charges (including price participation terms) under this Section 9.7 shall in no event increase or diminish the effect or applicability of Section 9.3 of this Agreement.
	ARTICLE 10
	Periodic Review of Commercial Terms
10.1	Provision Governing Part A Tonnage Smelting and
Refining Charges and Minimum Smelting and Refining Charges. Provisions governing the smelting and refining charges applicable to Part A Tonnage are set forth in Section 9.1, and the provisions of this Article 10 shall have no application to the Part A Tonnage smelting and refining charges. The provisions of this Article 10 shall also have no application to Section 9.3.

10.2	Periodic Review of Certain Commercial Terms.  Between
January 1, 2003 and March 31, 2003 and between January 1 and March 31 of each fifth year thereafter during the term of this Agreement, Buyer and Seller shall meet at a neutral location which alternates between a location selected by Seller and a location selected by Buyer, in order to review with each other the Commercial Terms of this Agreement and to agree on such terms on a basis which is fair, reasonable and reflective of then current market conditions. For purposes of this Section 10.2 the term "Commercial Terms" shall mean: (1) the definitions of the terms "Payable Copper", "Payable Gold" and "Payable Silver" contained in Sections 8.1, 8.2 and 8.3,
(2) the definitions of the term Quotational Period contained in
Section 8.4, (3) the payment terms of Article 11, (4) the penalties contained in Section 9.4, (5) the discharging rates contained in
Section 5.3, (6) the amount of dispatch and demurrage contained in
Section 5.6, and (7) the definition of Contracts Criteria contained in Appendix "A" and the number of Reference Contracts recited in
Section 9.2(i)(c) to be included in each of Buyer's and Seller's group of Reference Contracts used in determining the smelting charge, the Payable Copper refining charge and the price participation terms applicable to Part B Tonnage. All agreements reached as a result of such periodic review shall be reflected in a written amendment hereto signed by both Buyer and Seller reciting the settlement of the Commercial Terms which will be applicable for the ensuing period of five (5) Contract Years. If agreement on any Commercial Term(s) is (are) not reached by the end of the month of March of any such fifth year, unless such deadline date is extended by mutual written agreement, and a party hereto is of the good faith opinion that a Commercial Term(s) is (are) either no longer fair, reasonable and reflective of the current market (as to item numbers 1-6 above), or is no longer functional or within the original intent of this Agreement (as to item number 7 above), then such party may refer such Commercial Term(s) to the referee(s) on or before April 15 of such year by notice in accordance with the procedure set forth in Article 19. The party referring such Commercial Term(s) to the referee(s) shall bear and pay all of the costs and expenses associated with such referee(s) determination, unless the referee(s) shall determine that the merits of the arguments submitted by the non-referring party lack significant merit in which case the referee(s) may require a different sharing of such costs and expenses. Pending a determination of any such Commercial Term(s) referred to the referee(s), the Commercial Term(s) which were in effect for the immediately preceding Contract Year shall be applicable, and promptly following such determination a retroactive adjustment to the beginning of such five (5) Contract Year period shall be made with interest on the amount of the adjustment equal to the published prime commercial lending rate of The Chase Manhattan Bank (National Association) or its successor for loans in New York applicable for each day thereof on the date of determination, for the period from April 1 to the date the retroactive adjustment is made. If agreement between Buyer and Seller is not reached during the course of any such periodic review as to any Commercial Term(s) and such Commercial Term(s) is (are) not referred to the referee(s) in accordance with the above described procedure, then such Commercial Term(s) as to which mutual agreement is not reached or decided by the referee(s) shall remain in effect as it existed during the immediately preceding Contract Year and shall continue in effect for the ensuing five (5) Contract Year period and until changed in accordance with the periodic review procedures of this Section 10.2 during a subsequent review.

                        	ARTICLE 11
                         	Payments
11.1	Manner of Payment.

(a)	All payments by Buyer for Concentrates sold
hereunder shall be net cash, in Dollars, and shall be paid in good and collected funds by wire transfer to "The Chase Manhattan Bank N.A., New York, New York, ABA No. 021000021, for credit to P.T. Freeport Indonesia Company Sales Proceeds Account No. 920-1-073278", unless and until Seller shall otherwise direct. Buyer shall notify Seller by telex or facsimile at the time it makes a payment as provided above.
(b)	All payments by Seller in connection with the
sale of Concentrates hereunder shall be net cash, in Dollars, and shall be paid in good and collected funds by wire transfer to an account specified by Buyer and acceptable to Seller (which acceptance shall not be unreasonably withheld), unless and until Buyer shall otherwise direct. Seller shall notify Buyer by telex or facsimile at the time it makes a payment as provided above.
(c)	Bank charges, if any, in respect of payments
hereunder shall be for the account of the party transferring funds.
11.2	Provisional Price.  For purposes of provisional
invoicing as provided in Section 11.3, the provisional price of each cargo of Concentrates shall be determined by Seller by reference to loaded weights, estimated assays, and except as provided otherwise in Section 8.10 of this Agreement the respective prices for (i) Payable Copper determined pursuant to Section 8.6 of this Agreement as if the applicable Quotational Period for Payable Copper were the two full calendar weeks prior to the date of shipment, less applicable smelting and refining charges, and (ii) Payable Gold and Payable Silver determined pursuant to Sections 8.7 and 8.8 of this Agreement, less applicable refining charges, as if the applicable Quotational Period for Payable Gold and Payable Silver were the two full calendar weeks prior to the date of shipment.

11.3	Provisional Payment.  Seller shall present the
following documents to Buyer: (i) Seller's provisional invoice,
(ii) Seller's weight, moisture and assay certificates based on loaded weights and Seller's provisional assay certificate, (iii) a full set of clean on-board ocean bills of lading or charter party bills of lading reflecting that freight is payable by Seller, and
(iv) original insurance policy or certificate upon each shipment. Buyer shall make a provisional payment equal to 90% of the provisional price as determined pursuant to Section 11.2 for the Payable Copper, Payable Gold and Payable Silver in each shipment of Concentrates sold hereunder, such provisional payment to be made on the fifth Business Day after the Date of Arrival. The provisional invoice shall reflect Seller's preliminary calculation of any applicable penalties based on the best information available to Seller at the time such invoice is prepared. Seller shall prepare the documents described above in such number of sets, and otherwise in accordance with such directions, as Buyer shall reasonably specify in light of Buyer's own financing and other requirements.
11.4	Final Payment.  Seller shall transmit to Buyer its
final invoice for each cargo of Concentrates by telex or facsimile within two Business Days after dry weights and assays shall have been agreed and the final price applicable to such cargo shall have been determined. The final price shall include such adjustments to the penalties recited in Seller's provisional invoice as are appropriate to take into account the results of the final assays. Final payment for each cargo of Concentrates sold hereunder shall be made by Buyer on the second Business Day after receipt of Seller's final invoice, or if the final price as shown on Seller's final invoice is less than the amount of the provisional payment made by Buyer pursuant to Section 11.3, the amount of the difference shall be paid by Seller on the second Business Day after Seller has transmitted its final invoice to Buyer or, at the option of Buyer, Buyer may deduct such amount from sums thereafter becoming due and payable to Seller.
11.5	Final Price Determination in the Event of Loss.  In
case of (i) total loss or damage of the Concentrates at any time prior to weighing, sampling and moisture determination at the Receiving Works, or (ii) a total or partial loss or damage of the Concentrates in any cargo delivered at an alternate port at any time, the final invoice shall be based upon full dry weights and assays as determined at time of loading.
In case of partial loss of the Concentrates in any cargo delivered at the Receiving Works prior to weighing, sampling and moisture determination at the Receiving Works, the final invoice shall be based upon (i) the dry weight as determined at the time of loading and (ii) the weighted average of the final assays for copper, gold and silver, (as ascertained by assay in accordance with Article 13 of this Agreement) as determined from the portion of such cargo safely delivered to Buyer.

In case of damage to a portion of the Concentrates in
any cargo delivered to the Receiving Works, the final invoice shall be based upon the dry weight determined at the Receiving Works and the weighted average of the final assays for copper, gold and silver, (as ascertained by assay in accordance with Article 13 of this Agreement) as determined from the portion of such cargo safely delivered to Buyer without damage.
In case of a total loss prior to delivery at the
Receiving Works, the Date of Arrival will be deemed to have occurred 10 days after completion of loading at the Port of Loading for purposes of determining Quotational Periods and payment dates.
 In case of total loss prior to delivery at any Port of Discharge other than Gresik, the Date of Arrival will be deemed to have occurred 20 days after completion of loading at the Port of Loading for purposes of determining Quotational Periods and payment dates.
11.6	Interest.  In the event that any payment of moneys to
be made by either party to the other pursuant to this Agreement shall not be made on or before the date such payment is due and payable in accordance with the provisions of this Agreement, the party which shall be liable for such payment shall also pay interest on such late payment calculated from the date such payment was due and payable through the date such payment is made at the published prime commercial lending rate of The Chase Manhattan Bank (National Association) or its successor for loans in New York in effect from time to time (such rate to be adjusted simultaneously with each change in such prime commercial lending rate), plus 2%, and calculated on the basis of a 365-day year. Notwithstanding the above, the provisions of Section 3.4 shall govern the calculation of interest and the interest rate applicable to payments for certain Concentrates which Buyer is unable to take delivery of in a timely manner hereunder.

                       	ARTICLE 12
     	Weighing, Sampling and Determination of Moisture

12.1	General Procedures.  Weighing, sampling and
determination of moisture for each cargo shall be carried out in accordance with accepted industry standards and with reliable modern equipment (i) by Seller at Seller's expense at Seller's Port of Loading and (ii) by Buyer at Buyer's expense at the Receiving Works. The methodology of the sampling and moisture determination shall be as mutually agreed by Seller and Buyer. Unless otherwise mutually agreed, Seller shall be entitled to have not more than two of its own representatives present, or at its own expense to be represented by an independent weigher and sampler, at the Receiving Works, and Buyer shall be entitled to have not more than two of its own representatives present, or to be represented at its own expense by an independent weigher and sampler, at Seller's Port of Loading.
12.2	Determination of Dry Weight.  Subject to Section 11.5,
the dry weight as determined at the Receiving Works shall govern for the purpose of final settlement of the price for each cargo.
 If any shipment is diverted to an alternate port pursuant to
Section 5.11, Seller's dry weight at the Port of Loading shall govern unless Buyer obtains Seller's prior written consent to utilize the dry weight at the alternate port, which consent Seller shall not unreasonably withhold.
12.3	Sample Lots.  Each lot shall form a separate and
complete delivery for all purposes of this Agreement. Subject to the express provisions of this Agreement, the size of each lot shall be approximately 500 wet metric tons or such other quantity as may be mutually agreed.
12.4	Number and Handling of Samples.  The sample taken from
each lot of Concentrates as specified in this Article 12 shall be divided into six equal parts, two for Seller, two for Buyer, one for the umpire and one for reserve. Seller shall cause its agent promptly after completion of sampling to send via prepaid airfreight the umpire samples to the umpire appointed pursuant to
Section 13.3.  The reserve samples shall be retained by Seller's agent where taken.
12.5	Composite Samples.  For the purpose of conducting
analyses of elements set forth in Section 9.4, four sets of composite samples shall be taken from each cargo -- one for Seller, one for Buyer, one for the umpire and one for reserve. The umpire and reserve samples shall be distributed and/or retained as provided in Section 12.4.

                      	ARTICLE 13
                        	Assay

13.1	Method for Determining Final Analysis.  From the
samples taken in accordance with Article 12 at the Receiving Works, assays for copper, gold and silver, respectively, shall be made independently by the respective assayers of Seller and Buyer, and the results of such assays shall be exchanged simultaneously on a lot by lot basis within 40 days from time of sampling. The mean of such results shall be final and binding upon the parties hereto, if such results show that the differences between Seller's and Buyer's assays are within the following limits:
Copper	0.3%
Gold		0.5 gram per DMT
Silver	15.0 grams per DMT
13.2	Determination of Final Analysis if Shipment Diverted.
 If any shipment is diverted to an alternate port pursuant to
Section 5.11 other than any Port of Discharge, Seller's analysis at the Port of Loading shall govern unless Buyer obtains Seller's prior written consent to utilize the analysis at the alternate port, which consent Seller shall not unreasonably withhold.
13.3	Designation of Umpire.  If such results show that the
difference between Seller's and Buyer's assays for the copper, gold or silver exceeds the applicable limit specified in Section 13.1, either Seller or Buyer shall have the right, exercisable by notice to the other, to refer the matter to an umpire mutually acceptable to the parties, which acceptance shall not be unreasonably refused.
 If neither Seller nor Buyer shall so refer the matter to the umpire within 10 days after the date of exchange of such results, the mean of such results shall be final and binding upon the parties hereto.
13.4	Determination of Final Analysis Using Umpire's Assay.
 If either Seller or Buyer shall so refer the matter to the umpire, the umpire's assay shall be made on the basis of the umpire's samples. The umpire shall be instructed to advise both Seller and Buyer of the results of the umpire's assay by facsimile and mail.
 The mean of the results of the umpire's assay and the results of the assay of the party whose results are nearer to that of the umpire's results shall be final and binding on the parties hereto.
 If the results of the umpire's assay shall be the mean of the results of the assays of the respective parties, the results of the umpire's assay shall govern. The cost of the umpire shall be paid by the losing party, except that, if the results of the umpire's assay is the mean of the results of the respective parties, the cost shall be shared equally by Seller and Buyer.

13.5	Analysis of Composite Samples for Impurities.  Buyer
shall have the right, exercisable by notice in writing given not later than 55 days after the completion of sampling in accordance with Article 12, to exchange assays with Seller for any one or more of the impurities referred to in Section 9.4. From the composite samples held by Seller and Buyer, each party, at its own expense, shall assay each of the designated impurities. The assay results shall be exchanged within 10 days after the Buyer's notice to Seller. If such results show that the mean of Seller's and Buyer's assays exceeds the limits enumerated for such penalty elements in
Section 9.4, either Seller or Buyer shall have the right, exercisable by notice to the other, to have any difference or differences resolved by an umpire assay in accordance with Section
13.4. If neither Seller nor Buyer shall so notify the other in writing within 10 days after such assay exchange, the mean of the results of Seller's and Buyer's assays shall be final and binding upon the parties hereto.

                        	ARTICLE 14
                          	Taxes
14.1	Value Added Tax.  If Indonesian Value Added Tax, Sales
Tax or any other similar tax (but excluding tax imposed on net income), hereinafter collectively, "VAT", is payable in connection with this Agreement or the concentrate sales made hereunder, Seller shall, in the manner required by applicable Indonesian tax law and practice, calculate the amount of VAT payable and submit a proper Faktur Pajak ("VAT Invoice") to Buyer along with Seller's invoice prepared in accordance with Article 11 of this Agreement. Any such VAT Invoice must comply with then applicable Indonesian tax law and practice. Should Buyer be appointed a collector of VAT, then Seller will supply to Buyer the required copies of the VAT Invoice and the tax payment forms (Surat Setoran Pajak, or "SSP").
14.2	Payment of Value Added Tax.  Buyer shall discharge the
VAT obligations reflected in the VAT Invoice in a manner consistent with then applicable Indonesian tax laws and practice and shall provide Seller with appropriate evidence of Buyer's discharge of such obligations as required by such law and practice.

                      	ARTICLE 15
         	Exemption from Liability and Obligation

In no event shall Buyer or Seller be liable, whether arising under contract, tort (including negligence), strict liability or otherwise, for loss of anticipated profits or consequential loss or damage of any nature arising at any time from any cause whatsoever, incurred or claimed to have been incurred by the other party hereto. This Article 15 shall apply notwithstanding any other provision of this Agreement.
The liability and obligation of Seller to deliver Concentrates to Buyer under this Agreement shall be released and discharged if Seller closes permanently all of its mining and milling operations at its presently known deposits and at any new ore body(ies) in the Contract Area for any reason; provided that Seller has given Buyer at least 18 months prior written notice before such closure, and the effect of such permanent closure shall be the automatic termination of this Agreement for all purposes except for liabilities which accrued prior to the effective termination date. Buyer agrees to keep any such notice received from Seller confidential until such time as the information concerning Seller's permanent closure of all its mining and milling operations at its known deposits and at any new ore body(ies) in the Contract Area becomes public knowledge; provided, however, Buyer shall have the right to disclose the information to its lenders, collateral trustee or collateral agent, shareholders, significant customers, or if required by law or regulation (including, without limitation the regulations of any securities exchange on which Buyer's securities are traded). In the event of such disclosure, Buyer shall use its best efforts to obtain confidential treatment of the information.
If Buyer decides to withdraw from the copper smelting business for any reason, the liability and obligation of Buyer to take delivery of Concentrates under this Agreement shall be released and discharged; provided that Buyer has given Seller at least 18 months prior written notice before such withdrawal, and the effect of such permanent closure shall be the automatic termination of this Agreement for all purposes except for liabilities which accrued prior to the effective termination date. Seller agrees to keep any such notice of withdrawal received from Buyer confidential until such time as the information concerning Buyer's withdrawal from the copper smelting business becomes public knowledge; provided, however, Seller shall have the right to disclose the information to its lenders, Trustees, shareholders, significant customers, or if required by law or regulation (including, without limitation, the regulations of any securities exchange on which Seller's securities are traded). In the event of such disclosure, Seller shall use its best efforts to obtain confidential treatment of the information.

                       	ARTICLE 16
              	Relief from Economic Hardship
16.1	Consultation in the Event of Hardship.  The provisions
of this Agreement are intended by Buyer and Seller to operate fairly over the term of this Agreement. Buyer and Seller recognize that it is impracticable to make provision for every contingency which may arise during the term of this Agreement. In the future, should circumstances arise which were unforeseeable at the time this Agreement was made and which actually have caused severe economic hardship to either Buyer or Seller from the continued operation of this Agreement, then Buyer and Seller agree to promptly consult together and review the provisions of this Agreement and, in the spirit of good faith and fair dealing, consider possible modifications thereof which might lessen such severe economic hardship. Such economic difficulties shall not be cause for the termination of this Agreement or relieve any party from its obligations under this Agreement. No modification of this Agreement shall be made except by mutual agreement of the parties hereto in writing.
16.2	Limitations on Right to Request Consultation.  It is
not intended that this Article 16 be invoked to deprive a party of savings or advantages arising from the efficiency of the party which contributes to the profitability of its operations.

                     	ARTICLE 17
                       	Notices

All notices, requests, directions and other communications required or permitted by any provision of this Agreement shall be in writing and in the English language and shall be sufficiently given or transmitted if delivered by hand, sent by telegraph, telex or telecopy, by registered mail or by internationally recognized express courier service, and addressed (1) in the case of Buyer, Plaza 89, 6th Floor, S-602, J1. H.R. Rasuna Said Kav. X-7, No. 6, Jakarta 12940, Indonesia, FAX: 21-522-9615, and (ii) in the case of Seller, 1615 Poydras Street, New Orleans, LA 70112, U.S.A., Telex:
62759930 with answerback - FREESULPH NO, FAX: (504) 582-1835, or at such other address as may be designated in writing respectively by Buyer or Seller, as the case may be, as the proper address to which such communications should be mailed or delivered to it, and shall become effective on the date of receipt by the party to which it shall be addressed. If given other than by hand, by registered mail or by internationally recognized express courier service, such communication shall be promptly confirmed by letter.

                         	ARTICLE 18
                         	Assignment
18.1	Binding Effect.  This Agreement shall inure to the
benefit of and be binding upon the successors of the parties hereto and, subject to the further provisions of this Article 18, the respective permitted assigns of such parties.
18.2	Seller's Assignment to the Trustee.  Pursuant to the
terms of the Trust Agreement, upon execution hereof, this Agreement and all rights and interests of Seller and PT-RTZ hereunder shall automatically be assigned to the Trustee acting under such Trust Agreement, for the benefit, amongst others, of Seller and PT-RTZ and certain lenders to Seller or PT-RTZ. Said Trustee may further assign the rights and interests previously referred to in this
Section 18.2 to an additional trustee or receiver as contemplated by the Trust Agreement. In the event the Trust Agreement is terminated, Seller and PT-RTZ may further assign such rights and interests to any person who has or is entitled to an interest in the COW or who has the right to participate in the production of Concentrates to be sold and delivered under this Agreement or to the Trustee in trust for any such person.

By executing this Agreement Buyer hereby acknowledges and
consents to any and all such assignments and agrees that (i) all payments made pursuant to this Agreement by Buyer shall be made to said Trustee (or to an additional trustee, or a receiver, if so directed by the Trustee) without any deduction, counterclaim or setoff other than adjustments contemplated by and deductions specified in this Agreement other than incremental taxes or liabilities associated with each payment to the Trustee and (ii) in the event an Allocation Notice or an Enforcement Notice (as defined in the Trust Agreement) shall have been given to the Trustee or, in the event the Trust Agreement is terminated and a further assignment by Seller or PT-RTZ as mentioned above is entered into, Buyer shall accept performance by or on behalf of said Trustee, such assignee, an additional trustee, a receiver or a successor operator appointed to conduct operations contemplated by the COW, provided that such performance shall in all other respects be in accordance with the provisions of this Agreement. Buyer shall execute and deliver such other documents, and do such acts and things, as may be necessary or appropriate to acknowledge or accomplish any assignment or assignments contemplated by, and to effectuate the intent and purpose of, this Section 18.2.
18.3	Buyer's Assignment to a Trustee.  Buyer shall have the
right to assign to a collateral trustee or collateral agent under a trust agreement(s) or other similar agreement, all rights and interests which Buyer now has or which shall hereafter arise under this Agreement, as amended or modified from time to time, including Buyer's right to receive proceeds payable to it in accordance with this Agreement, for the sole purpose of providing security to one or more lenders, and, in the event of any such assignment, Seller agrees that (i) any payments to be made in accordance with the terms of this Agreement by Seller shall, if and to the extent so directed by Buyer, be made to the assignee or assignees, or one or more duly appointed representatives thereof, without any deduction, counterclaim or setoff other than adjustments contemplated and deductions specified in this Agreement and (ii) in case of a default under a security instrument, Seller shall accept performance by such assignee or assignees or one or more such representatives, provided that such performance shall in all other respects be in accordance with the provisions of this Agreement.
 Seller shall execute and deliver such other documents, and do such acts and things, as may be necessary or appropriate to accomplish any assignment or assignments contemplated by, and to effectuate the intent and purpose of, this Section 18.3.
18.4	Other Assignments.  Except as provided in Sections 18.2
and 18.3, this Agreement shall not be assignable by Buyer or Seller without the express written consent of the other party, which consent shall not be unreasonably withheld, and only in accordance with a written instrument, in form and substance satisfactory to the non-assigning party, by which the assignee or assignees shall assume all the obligations hereunder of the assigning party. The assumption of such obligations by the assignee shall not relieve the assigning party of such obligations except to the extent that such assignee or assignees shall in fact perform such obligations.


                        	ARTICLE 19
                         	Referees
19.1	General.  In the event that any matter shall be
referred to referees pursuant to Sections 2.3, 8.10(c), 9.1(i)(b),
9.7 or Article 10, the referee mutually selected by the parties or, failing such mutual selection, a majority of the three referees appointed in accordance with this Article 19, shall make the necessary determination. Each of Buyer and Seller shall use all reasonable efforts to assure that the referee(s) shall be persons qualified by reason of their experience and knowledge with respect to both the worldwide marketing of copper concentrates and the copper smelting business.
19.2	Selection of Referees.  The party referring the
decision to the referees shall give notice in writing to the other party. The parties shall then promptly confer with each other and use all reasonable efforts to mutually agree upon the appointment of a single referee to decide the matter involved. If agreement is reached on such referee, both parties shall engage such referee. If, notwithstanding such efforts, the parties are unable to mutually agree upon a single referee within 15 days following the date of receipt of the notice initiating such dispute resolution process by the party to whom such notice was addressed, then the party who sent the initiating notice shall appoint one referee. The other party shall then appoint the second referee. In the event of an unreasonable delay by either party in appointing a referee in accordance with the above procedures, the Singapore International Arbitration Centre, upon the application of the other party hereto, shall appoint such referee within 30 days after such application is made. A third referee shall be appointed by mutual agreement between the parties. If the parties cannot agree on the third referee within 45 days after the notice was given, the third referee will be appointed by application to the Singapore International Arbitration Centre who shall appoint the third referee within 30 days after such application is made.
19.3	Proceedings.  The referee(s) shall conduct its (their)
proceedings in accordance with rules it (they) shall establish for itself (themselves) and it (they) shall use its (their) best efforts to come to a decision within a period of 90 days from the date on which the last referee was appointed. The parties shall cooperate in good faith in providing the referee(s) with any relevant information or necessary assistance it (they) may request.

19.4	The Decision.  The referees shall be deemed to be
acting as experts and not as arbitrators, and their decision shall be binding on the parties to the maximum extent of the law and be deemed to be incorporated into this Agreement. Each such award shall be retroactive to the date of the notice referred to in
Section 2.3, 8.10(a), 9.1(i)(b), or 9.7, or Article 10 as
applicable. Except where the referees decide to assess all costs against the losing party and except as specifically provided to the contrary elsewhere in this Agreement, each party shall be responsible for and pay its own costs and expenses in such negotiations and proceedings, including but not limited to the fees and expenses of its attorneys, accountants, engineers and other experts, plus one-half of all costs and expenses of the proceeding itself including but not limited to the costs of rental or other payment for the meeting room(s) or other place(s) where the proceeding occurs, and each party shall bear the cost of the referee nominated by it or on its behalf and the parties shall each bear an equal share of the cost of the third referee.

                      	ARTICLE 20
                     	Arbitration
20.1	Amicable Settlement.  Any dispute arising out of or in
connection with this Agreement or its performance, including the validity, scope, meaning, construction, interpretation, application, breach or termination hereof shall to the extent possible be settled amicably by negotiation and discussion between the parties. Either party wishing to invoke the right to conduct such settlement negotiations shall give written notice to the other party of the substance of the dispute and propose a schedule of conferences to resolve the matter.

20.2	Arbitration Rules.  Any such dispute not settled by
amicable agreement within 60 days of receipt of the written notice described in Section 20.1 (or such other period as may be agreed by both parties in writing in any specific case) shall be finally settled by arbitration in Singapore as an international arbitration under the auspices of the Singapore International Arbitration Centre and applying the UNCITRAL Arbitration Rules, excluding only those matters which are to be settled by referees or where another settlement procedure is specifically provided for in this Agreement. In the event of a conflict between the UNCITRAL Arbitration Rules and the terms of this Agreement, the terms of this Agreement shall govern. Documents may be submitted in either English or Japanese without the need for translation.
20.3	Arbitrators.  Any arbitration hereunder shall be
conducted in both the English and Japanese languages before a panel of three arbitrators. Each arbitrator shall preferably be fluent in both English and Japanese, but if fluent in only one of such languages, such arbitrator shall retain an experienced interpreter paid for by the appointing party (or in the case of the third arbitrator the interpreter, if needed, shall be retained by such arbitrator and paid for by the parties equally), and shall be appointed in accordance with the following provisions:
(a)	each of the Buyer and Seller shall appoint one
arbitrator and the two arbitrators so appointed shall
select the third arbitrator (who shall not be a
resident or national of the U.S. or Japan).  The third
arbitrator shall act as the presiding arbitrator;
(b)	if within a period of 30 days from the date of the
notice of arbitration, a party has failed to appoint an arbitrator, or, the two appointed arbitrators have failed to select the third arbitrator within 30 days after both arbitrators have been appointed, the Chairman of the Singapore International Arbitration
Centre shall appoint such arbitrator or arbitrators as have not been appointed.

20.4	Arbitration Award.  The award rendered in any
arbitration commenced hereunder shall apportion the costs of the arbitration. With respect to the period of time from the effective date of this Agreement up to and including the date on which the Project Loans have been fully repaid, consistent with the provisions of Article 631 R.V. (Reglement op de Rechtsvordering), the parties expressly agree that the arbitrators shall be bound by the strict rules of law in making their decisions, and shall not render decisions ex aequo et bono. With respect to the period of time following the date on which the Project Loans have been fully repaid, consistent with the provisions of Article 631 R.V., the arbitrators shall not be bound by strict rules of law where they consider the application thereof to particular matters to be inconsistent with the spirit of this Agreement and the underlying intent of the parties, and as to such matters their conclusions shall reflect their judgment of the correct interpretation of all relevant terms hereof and the correct and just enforcement of this Agreement in accordance with such terms.
20.5	Award to be Final and Conclusive.  The award rendered
in any arbitration commenced hereunder shall be final and conclusive, and judgment thereon may be entered in any court having jurisdiction for its enforcement. The parties expressly agree to waive Article 641 of the Indonesian Code of Civil Procedure and Articles 15 and 108 of Law No. 1 of 1950 (Supreme Court Rules), and accordingly there shall be no appeal to any court from the decision of the panel of arbitrators. No party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and decided as herein provided and then only for the enforcement of the board of arbitration's award.
20.6	Performance of Obligations Pending Decision.  Pending
submission to the board of arbitration and thereafter until the board of arbitration gives its award, the parties hereto agree that they will continue to perform all their respective obligations under this Agreement without prejudice to the final judgment in accordance with the said award.
20.7	Waiver of Right to Terminate Board of Arbitration.  The
parties hereto expressly agree to waive the applicability of
Article 650.2 of the Indonesian Commercial Code, so that the appointment of the board of arbitration shall not terminate as of the sixth month from the date of its appointment. The mandate of the board of arbitration reconstituted in accordance with the terms hereof shall remain in effect until a final arbitral award has been issued by the board of arbitration.
20.8	The parties hereto agree that any matter which is
expressly subject to final settlement or negotiation pursuant to
Section 2.3, 8.10(c), 9.1(i)(b), 9.7 or Article 10, shall not be referred to arbitration pursuant to this Article 20.

                      	ARTICLE 21
                     	Governing Law
The provisions of this Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York, U.S.A.


                          	ARTICLE 22
                         	Force Majeure
22.1	Definition.  The term "Force Majeure" shall mean any
event beyond the control of the party affected thereby, including without limitation, acts of God or the public enemy, war, warlike operations, strikes, labor slowdowns or other work stoppages, labor shortages, combination of workmen, suspension of labor, lockout or other labor disturbance, fire, flood, explosion, earthquake, storm, tidal wave or similar disturbance, drought, breakdown of machinery or facilities, inability to obtain raw materials, operating materials, plant equipment or materials required for maintenance or repairs, sabotage, riot, confiscation, embargo, action of any government including the passage of new legislation, court orders and future orders (lawful or otherwise) of any regulatory body having jurisdiction, accident, lack of truck or railroad transportation or seaboard freight facilities, or delays in route, or without limiting the generality of the foregoing, any other disabling causes beyond the reasonable control of Seller or Buyer.
22.2	Effect of Force Majeure.  Either party to this
Agreement shall be excused from making or accepting deliveries of Concentrates to the extent described in this Article 22 when its inability to perform is due to Force Majeure. The party claiming force majeure shall give prompt notice thereof to the other party, specifying the nature of the Force Majeure in reasonable detail as well as its estimated duration, upon its occurrence. Notice shall also be given immediately upon the termination of the Force Majeure. The notice given on the occurrence of an event of Force Majeure shall be referred to as a declaration of Force Majeure. If the party receiving the declaration of Force Majeure disputes that an event of Force Majeure has occurred, the matter will be resolved as provided in Article 20, it being understood, however, that such dispute shall not defeat the effectiveness of such notice pending the resolution of such dispute. In the event of such dispute, the parties will expedite the completion of arbitration to the maximum extent feasible.

(a)	As soon as possible following a declaration of
Force Majeure the parties shall discuss all relevant details of the Force Majeure, including but not limited to all facts which would assist in evaluating the projected duration of such Force Majeure.
At the end of such meeting or as soon thereafter as practicable the party which declared such Force Majeure shall notify the non-declaring party of its updated best estimate of the projected duration of the Force Majeure.
(b)	If the estimated duration of the event of Force
Majeure is no more than 15 consecutive days, the quantity of Concentrates which cannot be delivered or accepted as a result of such event of Force Majeure shall be delivered as soon as practicable following the termination of such event of Force
Majeure.
(c)	If the estimated duration of the event of Force
Majeure is more than 15 consecutive days, either party may, by notice in writing to the other party, cancel in whole or in part the sale and purchase of the quantity of Concentrates which cannot be delivered or accepted, as a result of, and during the period of continuance of the event of Force Majeure in which event the Contractual Tonnage for such Contract Year shall be automatically reduced by the quantity of Concentrates which are affected or reasonably foreseen to be affected by the declaring party. If such cancellation is made in respect of an event of Force Majeure declared by Seller, Buyer shall be free to purchase from third party suppliers of copper concentrates the quantities of
Concentrates which it reasonably requires during the estimated duration of the Force Majeure event.
  		If any event of Force Majeure results in a suspension of Seller's Concentrate production for more than 15 consecutive days, Seller shall use its best efforts to deliver to Buyer, and Buyer shall use its best efforts to accept delivery of, that portion (provided that such portion shall be at least 5,000 DMT) of the Concentrates allocated to this Agreement which had been produced prior to the interruption of production by the event of Force Majeure and Buyer shall accept and pay for all such Concentrates so delivered.
22.3	Parties to Use Reasonable Efforts.  Both parties agree
to use all reasonable efforts from time to time and at all times to prevent the occurrence of any event of Force Majeure, and to cause the termination of any event of Force Majeure that has occurred.
 Notwithstanding the foregoing, the settlement of labor disputes shall be entirely in the discretion of the party affected thereby and there shall be no obligation on the affected party to test or refrain from testing the validity of any order, regulation or law relating to such labor disputes.


                       	ARTICLE 23
                        	Default
23.1	Events of Default.  A party shall be deemed to be in
default of this Agreement if any of the following occur:
A.	The party shall have become voluntarily or
involuntarily the subject of any receivership, bankruptcy or insolvency proceedings; or
B.	the party has committed a material breach of
any provision of this Agreement and such breach is not cured within ninety (90) days after notice thereof is given to the defaulting party, or within such longer period of time as may be reasonable under the circumstances where the cure of the breach cannot be completed within 90 days notwithstanding the continuous best efforts of the defaulting party.
23.2	Notice of Default.  If either party claims the other
party is in default with respect to the provisions of this Agreement, the party so claiming shall give notice to the party alleged to be in default, designating such claimed default and providing all particulars of which it is aware. Within thirty (30) days after its receipt of such notice, the party alleged to be in default may either (a) cure such default, or (b) in good faith give the other party notice that the party alleged to be in default denies that such default has occurred. In the event a default is denied by a party, said party shall not be deemed to be in default hereof unless and until said party is found by a final, non-appealable arbitral decision to be in default.
23.3	Liability for Default.  In the event that a party's
default is confirmed by arbitration as provided in Article 20, the arbitrators shall be entitled to grant to the non-defaulting party such relief as they determine to be appropriate, subject to the limitation of Article 15 that neither party shall be entitled to loss of anticipated profits or consequential damages.

                         	ARTICLE 24
                    	Non-Waiver of Defaults

The failure of either party hereto to require in any one or more instances strict performance of any of the provisions of this Agreement, or a waiver by either party at any time of its rights with respect to a default under this Agreement by the other party hereto, or an election not to take advantage of any of its rights thereunder shall not be deemed a waiver of any such rights (except to the extent, and only to the extent, specifically waived in writing). No delay in asserting or enforcing any right hereunder shall be deemed a waiver of or limitation on such right; provided, however, that this Article shall not operate as a waiver of any applicable statute of limitations.

                        	ARTICLE 25
                       	Miscellaneous
25.1	Opinion of Buyer's Counsel.  Buyer shall deliver to
Seller and/or to the Trustee under the Trust Agreement, for the benefit of each of them, if requested to do so in writing at any time prior to the Effective Date, an opinion of Buyer's counsel as to the following:
(a)	that the Buyer has been duly created and is
validly existing under the laws where Buyer was incorporated;
(b)	that Buyer has full corporate power and
authority to own its properties and conduct the business in which it is engaged and to make and perform this Agreement; and
(c)	that this Agreement has been duly authorized,
executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.
25.2	Opinion of Seller's Counsel.  Seller shall deliver to
Buyer and/or to a collateral lender or collateral agent of Buyer's Project lenders, for the benefit of each of them, if requested to do so in writing at any time prior to the Effective Date, an opinion of Seller's counsel as to the following:
(a)	that the Seller has been duly created and is
validly existing under the laws where Seller was incorporated;
(b)	that Seller has full corporate power and
authority to own its properties and conduct the business in which it is engaged and to make and perform this Agreement; and

(c)	that this Agreement has been duly authorized,
executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.
25.3	Entire Agreement.  This Agreement sets forth the entire
understanding of the parties with respect to the subject matter hereof. Neither this Agreement nor any provision hereof can be waived, changed, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of any waiver, change, discharge or termination is sought.
25.4	Counterparts.  This Agreement may be executed in any
number of counterparts and shall become binding when executed by Seller and by Buyer. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.
25.5	Headings.  The headings of the respective Articles,
Sections and Subsections of this Agreement are inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or considered in construing this Agreement.
25.6	Publication of Articles.  Seller hereby releases the
Direksi (executive officers) and the Komisaris (commissioners) of Buyer from any personal liability that such Direksi or Komisaris may have hereunder solely as a consequence of Buyer having executed this Agreement prior to the publication of its Articles of Association in the Official Gazette of the Republic of Indonesia. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

WITNESS:				P.T. FREEPORT INDONESIA COMPANY



_______________________			By ___________________________
Louis T. Zawislak
Senior Vice President




WITNESS:				P.T. SMELTING CO.



________________________		By _____________________________






                           	APPENDIX "A"

                           	DEFINITIONS

Attached to and made a part of that certain Concentrate Purchase and Sales Agreement between P.T. Freeport Indonesia Company and
P.T. Smelting Co., dated as of December 11, 1996.

NOTE: ALL REFERENCES IN THIS APPENDIX "A" TO SECTION NOS. ARE TO
THE SECTION NOS. OF THE ABOVE REFERENCED AGREEMENT.

1.  	"Affiliate" shall mean any entity which directly or
indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a party to this Agreement; where control is determined by possession, directly or indirectly, through one or more intermediaries, of the ability to direct the management and policies of an entity and control shall be presumed to exist whenever one person or entity holds, directly or indirectly, through one or more intermediaries, twenty-five percent (25%) or more of the outstanding voting shares or interests in another entity.

2.	"AIP" shall have the meaning set forth in the fourth
WHEREAS clause of this Agreement.

3.	"Agreement" shall mean the Concentrate Purchase and
Sales Agreement between Buyer and Seller to which this Appendix
"A" is attached.

4.	"Annual Budgeted Copper Grade" shall mean with respect
to each Contract Year the percentage of copper contained in Concentrates to be delivered hereunder as estimated by Seller pursuant to Section 2.2 as part of the annual product review, and as furnished to Buyer under the provisions of this Agreement.

5.	"Annual Shipping Schedule Quantity" shall have the
meaning set forth in Section 3.2 B.

6.	"Approved Japanese Port" shall mean Naoshima and
Onahama and, if and when Nippon Mining and Metals Co., Ltd. is a shareholder of Buyer, Saganoseki.

7.	"Business Day" shall mean any day other than Saturday,
Sunday or a day that is a bank or public holiday in the State of New York, United States of America or in Jakarta or Gresik, Indonesia (one of such Indonesian locations to be specified by Buyer as soon as possible following the date of this Agreement), as applicable.

8.	"CIF" shall have the meaning set forth for such term in
the publication Incoterms (latest edition).

9.	"Commencement of Commercial Operations" shall mean the
earlier of (i) the Production Date and (ii) the first anniversary of the date of Mechanical Completion.

10.	"Commercial Terms" shall have the meaning specified in
Section 10.2.

11.	"Concentrates" shall mean sulphide flotation copper
concentrates produced at and originating from the Contract Area.

12.	"Contract Area" shall have the meaning set forth in the
first WHEREAS clause to this Agreement.

13.	"Contracts Criteria" shall mean and include the
following characteristics of a Reference Contract:
     (i) The party designating the Reference Contract must be a signatory party to such Contract. For purposes of this criteria as it applies to the Reference Contracts designated by Buyer, MMC must be a signatory party;
    (ii) The Reference Contract must have a term of at least two
         (2) years;
   (iii) The Reference Contract must be for the sale of 30,000
         DMT's or more for the account of the designating party's account for the year under consideration. However, a 30,000 DMT per year concentrate sales agreement which quantity consists of two (2) 15,000 DMT per year bricks is acceptable provided the terms used in the designating party's calculations of its weighted average figures are in the first year of the brick (terms in later years of a brick shall not be used because it is deemed that they do not represent the current market). Buyer and Seller will designate larger annual tonnage concentrate sales agreements in preference to smaller annual tonnage concentrate sales agreements unless special circumstances exist which cause the designating party to believe in good faith that the larger annual tonnage agreements are less representative of the then current world market terms and conditions;
    (iv) The quantity which a party may use from any particular
         Reference Contract for purposes of making its weighted average calculation shall be limited to the quantity which such party is purchasing or selling under such Contract (i.e. a party cannot use quantities intended for another party);
     (v) The Reference Contract must be between the owner of a smelter and the owner of a mine;
    (vi) The Reference Contract must be between parties who are not Affiliates;
   (vii) A Reference Contract must not be between a party to this Agreement and a third party (or such third party's Affiliate) with whom the designating party has given or received special financial or other consideration (such as a loan or other contractual arrangement) which may affect the commercial terms of such Reference Contract. Notwithstanding the foregoing, if a party designates such a Contract and the other party raises this criteria as an issue, then if the submitting party presents arguments to the auditor which satisfy such auditor that the terms were negotiated on a strictly arms length basis and were not affected by such special financial or other consideration, such Contract will be deemed to satisfy this criteria;
  (viii) Neither the Ertsberg Concentrate Agreement nor the
         MMC Concentrate Agreement shall be designated by either party as these agreements are utilized in accordance with the provisions of Section 9.2(i);
    (ix) All commercial terms of the Reference Contracts which are used in the weighted average calculations must have been settled during the period from October 1 of the immediately preceding year to March 1 of the current year and be applicable to the immediately succeeding annual period following such settlement. If a party is unable to settle a Reference Contract by March 1 which was scheduled for settlement on or before March 1 according to the terms of such Contract, but gives notice to the auditor that it believes in good faith that such settlement will be concluded prior to March 31, and such party then concludes such settlement during the month of March and provides all of such terms as settled to the auditor by March 31, then such Contract will be deemed to satisfy this criteria;
     (x) The Reference Contract must be for copper concentrates which are generally considered within the market as "clean concentrates" and which have a current average annual copper grade of 26% to 46%. "Clean concentrates" shall mean copper concentrates not containing impurities or other characteristics which cause the smelting and refining charges for such concentrates to be inflated relative to the generally applicable market level of such charges; and
    (xi) A Reference Contract shall not be designated by a party to replace a Reference Contract which has previously been ruled eligible by the auditor, unless it: (a) is the replacement for an eligible Reference Contract as a result of a party's exercise of its discretionary right to replace one eligible Reference Contract per calendar year, or (b) is a replacement for a previously eligible Reference Contract which has terminated or does not satisfy all of the Contracts Criteria for the current annual period.

14.	"Contractual Tonnage" with respect to each Contract
Year shall mean the quantity of Concentrates measured in DMTs which Buyer is obligated to purchase, pay for and accept delivery of and which Seller is obligated to sell and deliver during such Contract Year, which quantity is determined in accordance with the provisions of Section 3.2, it being understood that the term "Contractual Tonnage" as set out in Section 3.2 may be modified in accordance with the express written provisions of other sections of this Agreement.

15.	"Contract Year" shall mean, with respect to the first
Contract Year, the period of time commencing three (3) months following the date of Mechanical Completion and ending twelve
(12) months following such date; with respect to the second Contract Year, the period of time commencing at the end of the first Contract Year and ending twelve (12) months following such date; with respect to the third Contract Year, the period of time commencing at the end of the second Contract Year and ending at midnight on December 31 (at the Port of Loading) of the calendar year in which such third Contract Year began; and with respect to the fourth Contract Year and each succeeding Contract Year during the term of this Agreement, each calendar year thereafter at the Port of Loading.

16.	"COW" shall have the meaning set forth in the first
WHEREAS clause of this Agreement.

17.	"Current Settlement" shall have the meaning set forth
in subsection (c) of Section 9.2(i) of this Agreement.

18.	"Date of Arrival" shall mean, with respect to shipments
to a Port of Discharge or alternate port within Indonesia, the date on which the carrying vessel tenders Notice of Readiness at such port, and with respect to shipments to a Port of Discharge or alternate port outside Indonesia, the date on which the vessel carrying such quantity first reports officially to customs, quarantine or such other location at which vessels customarily report for discharging cargos at such port.

19.	"Effective Date" shall mean the date first written
above (subject to approval of this Agreement by the Government).

20.	"Ertsberg Concentrate Agreement" shall mean that
certain Concentrate Sales Agreement between Seller and certain Japanese corporations, dated December 31, 1990, as amended, and any concentrate sales agreement between Seller and any one or more of such Japanese corporations (but which must in any event include MMC) entered into upon or following expiration of such December 31, 1990 Agreement, as amended.

21.	"Facilities" shall mean the copper smelter, refinery,
jetty and other facilities of the Project.

22.	"Financial Disadvantage" shall mean the net impact to
the affected party resulting from the failure of the other party to comply with the terms of this Agreement and consisting of (i) documented actual lower revenues from sales, plus (ii) any costs and expenses incurred which are in excess of those costs which would otherwise have been incurred (including increased general and administrative expenses and the increased costs of purchasing concentrates), and minus (iii) any costs and expenses avoided thereby or reduced as a result of each party's duty to mitigate losses; but Financial Disadvantage shall not include any losses or costs arising out of third party liabilities.

23.	"Five-Year Expected Analysis" shall have the meaning
set forth in Section 2.2.

24.	"Floor TC's and RC's" shall have the meaning set forth
in Section 9.3 of this Agreement.

25.	"FLUOR", "FDEC" and "FDA" shall have the meanings set
forth in the WHEREAS clauses of this Agreement.

26.	"Government" shall mean the Government of the Republic
of Indonesia and its Ministries, agencies and political subdivisions.

27.	"Initial Inventory Period" shall mean the three month
period following Mechanical Completion.

28.	"Inventory Allowance" shall have the meaning set forth
in Section 3.3 of this Agreement.

29.	"Major Contracts" shall mean those contracts as
described in subparagraphs (a) through (g) (inclusive) of Section
4.3 of the Project Planning Agreement.

30.	"Mechanical Completion" of the Facility means when,
except for minor items of work that would not affect the performance or operation of the Facility such as painting, landscaping and so forth, (a) all materials and equipment for the Facility have been installed by the Contractor or Subcontractors in accordance with the plans and the Scope Book, and checked and tested for alignment, lubrication, rotation and hydrostatic or pneumatic pressure integrity; (b) the Facility has been flushed and cleaned out as necessary; (c) all systems are ready to commence start-up, testing and operations; and (d) a Punchlist of the uncompleted items shall be established and mutually agreed upon by Owners, Independent Engineer and Contractor, provided that Owner and Independent Engineer may waive, in writing, completion of Punchlist items. It is understood that Mechanical Completion can be accomplished in incremental steps, the sum total of which, after Notice in accordance with Section 8.2 of the Construction Contract described below, shall constitute Mechanical Completion of the Facility. All capitalized words in this definition shall have the meaning ascribed to them in the Construction Contract between P.T. Chiyoda International Indonesia and Buyer, effective as of May 31, 1996.

31.	"MMC" shall have the meaning set forth in the third
WHEREAS clause of this Agreement.

32.	"MMC Concentrate Agreement" shall mean that certain
Concentrate Sales Agreement between Seller and MMC, dated as of January 1, 1995, as amended, and any concentrate sales agreement between Seller and MMC entered into upon or following expiration of such January 1, 1995 Agreement, as amended.

33.	"Month of Arrival" with reference to each cargo of
Concentrates shall mean the calendar month the Date of Arrival falls in.

34.	"Month of Scheduled Shipment" with reference to each
cargo of Concentrates shall mean the calendar month set forth in the shipping schedule provided by Buyer to Seller pursuant to
Article 6, as it is finally revised or amended in accordance with the provisions of such Article.

35.	"Normal Office Hours" shall mean (i) on Monday through
Friday, from _____:00 to _____:00, and (ii) on Saturday, from _____:00 to _____:00; provided, however, Normal Office Hours shall not include (unless such days are worked) national holidays, customary local and smelter holidays, and Saturdays customarily not worked by the office personnel at the Receiving Works. The times to be inserted in the blank spaces above shall be mutually agreed upon by Buyer and Seller as soon as possible following the date of this Agreement.

36.	"Notice of Readiness" shall have the meaning set forth
in Section 5.4.

37.	"One Year in Advance Forecasted Quantity Requirement"
shall have the meaning set forth in Section 3.2 A.

38.	"Part A Tonnage" shall mean fifty percent (50%) of the
Concentrates delivered in each cargo during each Contract Year of the term of this Agreement. The smelting and refining charge deduction for Part A Tonnage shall be determined as provided for in Section 9.1.

39.	"Part B Tonnage" shall mean fifty percent (50%) of the
Concentrates delivered in each cargo during each Contract Year of the term of this Agreement. The smelting and refining charge deduction for Part B Tonnage shall be determined as provided for in Section 9.2.

40.	"Payable Copper" shall have the meaning set forth in
Section 8.1 of this Agreement.

41.	"Payable Gold" shall have the meaning set forth in
Section 8.2 of this Agreement.

42.	"Payable Silver" shall have the meaning set forth in
Section 8.3 of this Agreement.

43.	"Permanent Holiday Tonnage" shall have the meaning set
forth in Section 9.1(i).

44.	"Port of Discharge" shall mean Buyer's dedicated berth
at Gresik, Java, Indonesia or such other port(s) as may be mutually agreed upon. The term "Port of Discharge" shall also mean an Approved Japanese Port with respect to shipments of Concentrates to such Approved Japanese Port in accordance with the provisions of Section 2.3(c).

45.	"Port of Loading" shall mean Amamapare, Irian Jaya,
Indonesia or such other port at which Concentrates are loaded for shipment to the Port of Discharge.

46.	"Preliminary Estimated Analysis" shall have the meaning
specified in Section 2.2.

47.	"Production Date" shall mean the date when the first
1,200 metric tons of anodes of a quality acceptable by Buyer for refining by Buyer's refinery have been produced over a period of four consecutive days by Buyer's smelter.

48.	"Project" shall have the meaning set forth in the
second WHEREAS clause of this Agreement.

49.	"Project Loans" shall mean the total committed amount
of the term and working capital loans to be provided pursuant to the initial financing documents to be entered into by Buyer and certain lenders for the financing of the Project (other than loans to Buyer from its shareholders).

50.	"Project Planning Agreement" shall have the meaning set
out in the sixth WHEREAS clause of this Agreement including any subsequent modifications, supplements or amendments thereto.

51.	"Quotational Period" shall have the meaning set forth
in Section 8.4 of this Agreement.

52.	"Receiving Works" shall mean the Port of Discharge or
the Facilities, whichever is applicable.

53.	"Reference Contract" shall mean a concentrate purchase
or sales agreement which is or may be designated by Buyer or Seller in accordance with and for the purposes set out in Section
9.2.

54.	"Rolling Five Year Concentrates Requirements Forecast"
shall have the meaning set forth in Section 3.2 A.

55.	"Shareholders Agreement" shall have the meaning
specified in the ninth WHEREAS clause of this Agreement.

56.	"Trust Agreement" shall mean the Restated Trust
Agreement dated as of October 11, 1996, among Seller, P.T. RTZ-CRA Indonesia ("PT-RTZ"), The Chase Manhattan Bank (National Association), as Depository, and First Trust of New York, National Association, as Trustee, as such Restated Trust Agreement may be amended, modified and/or restated from time to time, or any successor agreement pursuant to which Seller and/or PT-RTZ, as participants holding certain undivided interests in the COW and in the agreements pursuant to which Concentrates are sold, shall assign or has assigned any rights and interests which Seller and PT-RTZ now have or may hereafter have under this Agreement (as this Agreement may be amended and modified from time to time) including but not limited to the right to receive sales proceeds, for the purposes, inter alia, of facilitating the administration of the respective interests of Seller and PT-RTZ and of providing security to one or more lenders to Seller or PT-RTZ from time to time.

57.	"Trustee" shall have the meaning specified in the
definition of Trust Agreement.

58.	"Weights, Measures and Currencies" shall mean:
A metric ton	=	2,204.62 pounds (avoirdupois)
A ton		=	a metric ton
A DMT	=	a dry metric ton
A WMT	=	a wet metric ton
A unit		=	a hundredth part

An ounce	=	a troy ounce of 31.1035 grams

A pound	=	453.593 grams (avoirdupois)

Dollars		=	currency of the United States
of America (represented by the sign "$")